Exhibit 10.1

REVOLVING CREDIT AGREEMENT

dated as of

November 3, 2022

among

LYFT, INC.,

as the Borrower,

the Lenders party hereto,

the Issuing Banks party hereto,

and
JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent

JPMORGAN CHASE BANK, N.A.,
BANK OF AMERICA, N.A.
BANK OF THE WEST,
KEYBANK NATIONAL ASSOCIATION,
ROYAL BANK OF CANADA,
TD SECURITIES (USA) LLC, and
GOLDMAN SACHS LENDING PARTNERS LLC,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Schedules

Schedule 2.01    Lenders, Revolving Commitments and Letter of Credit Issuer Sublimit
Schedule 9.01    Addresses

Schedules to the Disclosure Letter

Schedule 2.21    Existing Letters of Credit
Schedule 3.11    Plan
Schedule 3.13    Capitalization
Schedule 3.17    Financing Statements and other Filings
Schedule 5.12    Post Closing Obligations
Schedule 6.01    Indebtedness
Schedule 6.02    Existing Liens
Schedule 6.04    Existing Disposition
Schedule 6.06    Existing Investments

Exhibits

Exhibit A    Form of Assignment and Assumption
Exhibit B    Form of Borrowing Request
Exhibit C    Form of Interest Election Request
Exhibit D    Form of Revolving Note
Exhibit E    Form of Guarantee and Collateral Agreement
Exhibit F    Form of Compliance Certificate
Exhibit G-1    Form of U.S. Tax Compliance Certificate
Exhibit G-2    Form of U.S. Tax Compliance Certificate
Exhibit G-3    Form of U.S. Tax Compliance Certificate
Exhibit G-4    Form of U.S. Tax Compliance Certificate
v

REVOLVING CREDIT AGREEMENT dated as of November 3, 2022, among LYFT, INC., as the Borrower, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as the Administrative Agent.
The Borrower (such term and each other capitalized term used and not otherwise defined in these recitals having the meaning assigned to it in Article 1), has requested the Lenders to make Loans to the Borrower on a revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date.
The proceeds of borrowings hereunder, together with the issuance of any letter of credit, are to be used for the purposes described in Section 5.09. The Lenders are willing to establish the credit facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, for valuable consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
1ARTICLE 1
DEFINITIONS
Section 1.01Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2025 Convertible Notes” means the 1.50% Convertible Senior Notes due 2025 issued by the Borrower pursuant to the 2025 Indenture.
“2025 Indenture” means the Indenture dated as of May 15, 2020, between the Borrower, as issuer, and U.S. Bank National Association, as trustee.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” means JPMorgan (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent from time to time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.
“Agent Fee Letter” means that certain Agent Fee Letter, dated September 20, 2022, by and between the Borrower and the Administrative Agent.
“Agent Parties” has the meaning set forth in Section 9.01(d).
“Agents” means, collectively, the Administrative Agent and the Arrangers.
“Aggregate Total Exposure” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Loans (excluding Loans made for the purpose of reimbursing the Issuing Banks for any amount drawn under any Letter of Credit, but not yet so applied) and (ii) the Letter of Credit Usage.
“Agreed Currencies” means dollars and each Alternative Currency.
“Agreement” means this Revolving Credit Agreement, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.11(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Alternative Currency” means Pounds Sterling, Euros, Canadian Dollars, Chinese Yuan, Mexican Pesos and any additional currencies determined after the Effective Date by mutual agreement of the Borrower, each applicable Issuing Bank and the Administrative Agent;

provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into dollars.
“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act 2010 to the extent applicable, all other applicable anti-corruption laws, the Bank Secrecy Act to the extent applicable, the USA PATRIOT Act, and the applicable anti-money laundering statutes of jurisdictions where the Borrower and its Subsidiaries conduct business, and the rules and regulations (if any) thereunder enforced by any governmental agency.
“Anti-Terrorism Laws” has the meaning set forth in Section 3.15(a).
“Applicable Account Party” has the meaning set forth in Section 2.21(a).
“Applicable Covenant Level” means (a) during any Material Acquisition Period, 3.50 to 1.00 or (b) otherwise, 3.00 to 1.00.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.
“Applicable Rate” means, for any day:
(a)during the period from the Effective Date through the date on which a compliance certificate is delivered or required to be delivered pursuant to Section 5.01(c) in respect of the fiscal quarter of the Borrower ending December 31, 2022, (i) for ABR Loans, 1.00% per annum, (ii) for Term Benchmark Loans and Letter of Credit Fees, 2.00% per annum, and (iii) for the Commitment Fee, 0.325%; and
(b)thereafter, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent compliance certificate delivered to the Administrative Agent pursuant to Section 5.01(c):

Total Leverage Ratio	Term Benchmark Loans and Letter of Credit Fees	ABR Loans	Commitment Fee
Less than 1.50 to 1.00	1.50%	0.50%	0.225%
Greater than or equal to 1.50 to 1.00 and less than 2.50 to 1.00	1.75%	0.75%	0.275%

Total Leverage Ratio	Term Benchmark Loans and Letter of Credit Fees	ABR Loans	Commitment Fee
Greater than or equal to 2.50 to 1.00 and less than 3.50 to 1.00	2.00%	1.00%	0.325%
Greater than or equal to 3.50 to 1.00	2.25%	1.25%	0.375%
For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(c) of the compliance certificate described therein and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, unless waived by the Required Lenders, the Applicable Rate shall be based on the highest rate per annum set forth above if the Borrower fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) or any compliance certificate required to be delivered pursuant to Section 5.01(c), in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.
“Application” means a Letter of Credit application or agreement in the form approved by the applicable Issuing Bank, executed and delivered by the Borrower and the Applicable Account Party to the Administrative Agent and the applicable Issuing Bank, requesting such Issuing Bank to issue a Letter of Credit.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means each of JPMorgan, Bank of America, N.A., Bank of the West, KeyBank National Association, Royal Bank of Canada, TD Securities (USA) LLC and Goldman Sachs Lending Partners LLC, in its capacity as a joint lead arranger and a joint bookrunner.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.
“Assuming Revolving Lender” has the meaning set forth in Section 2.18(a).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.11(e).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.
“Bankruptcy Event” means an Event of Default of the type described in Section 7.01(h), (i) or (j).
“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11(b).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the Adjusted Daily Simple SOFR;
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current

Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).
“Borrower” means Lyft, Inc., a Delaware corporation.
“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Budget” has the meaning set forth in Section 5.01(a).
“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be, in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.
“Canadian Dollars” refers to the lawful money of Canada.
“Capital Expenditures” means, for any period, expenditures made by the Borrower or any of its Restricted Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) or in respect of software development costs during such period, which would be classified as a fixed or capital asset on the consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries prepared in accordance with GAAP; provided that, in any event, “Capital Expenditures” shall exclude: (i) any expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Restricted Subsidiaries, (ii) any expenditures for leasehold improvements for which such Person is reimbursed in cash or receives a credit, (iii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment, and (iv) the aggregate principal amount of Capital Lease Obligations and vehicle financings.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in dollars in an amount not to exceed 102% of such Obligations, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable Issuing Bank (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means:
(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b)investments in commercial paper maturing within one year from the date of issuance thereof and having, at such date of acquisition, a rating of at least “Prime 1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;
(c)investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;
(d)repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;
(e)securities with maturities of one year or less from the date of acquisition which (or the issuer of which) are rated at least A or A-1 by S&P or A2 or P-1 by Moody’s;
(f)investments in “money market funds” substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above;
(g)in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and
(h)investments permitted pursuant to Borrower’s investment policy as approved by the Board of Directors (or committee thereof) of the Borrower from time to time.
“Cash Management Bank” means any Person in its capacity as a party to a Secured Cash Management Agreement with a Loan Party or any Restricted Subsidiary, and that either (a) is a Lender, an Agent or an Affiliate of any of the foregoing at the time it enters into such Secured Cash Management Agreement or (b) becomes a Lender, an Agent or an Affiliate of any of the foregoing (including on the Effective Date) after it has entered into such Secured Cash Management Agreement.
“Cash Management Services” means any of (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including pursuant to any Secured Cash Management Agreements.

“CFC Holdco” means a Subsidiary that has no material assets other than the Equity Interests or Equity Interests and indebtedness of (i) one or more “controlled foreign corporations” within the meaning of Section 957(a) of the Code or (ii) other CFC Holdcos.
“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act and the rules of the SEC thereunder, but excluding any employee benefit plan of such Person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), of Equity Interests in the Borrower representing more than 50.0% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Charges” has the meaning set forth in Section 9.13.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all “Collateral” as defined in the Guarantee and Collateral Agreement and all other property and assets that are or are required to be pledged or granted as collateral pursuant to a Security Document (a) on the Effective Date or (b) thereafter pursuant to Section 5.10 or Section 5.11 or as otherwise required hereunder and, in each case, other than Excluded Collateral.
“Commitment” means the Revolving Commitment.
“Commitment Fee” has the meaning set forth in Section 2.09(a).
“Commitment Letter” means that certain Commitment Letter, dated as of September 20, 2022, by and between the Borrower and JPMorgan.
“Communications” has the meaning set forth in Section 9.01(d).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et. seq.), as amended from time to time, and any successor statute.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), expenses associated with any loss from the early extinguishment of Indebtedness, plus expenses associated with the equity component of, and any mark-to-market losses with respect to, Convertible Notes, (b) income tax expense (including any franchise taxes or other taxes based on income, profits or capital paid or accrued (including in respect of repatriated funds)), (c) depreciation and amortization expense, (d) non-cash stock option and other equity-based compensation expenses, (e) payroll tax expense related to stock option and other equity-based compensation expenses, including in connection with any management or employee benefit plan or agreement, (f) changes to the liabilities for insurance required by regulatory agencies attributable to historical periods, (g) transition, integration and similar fees, charges and expenses related to acquisitions, investments or dispositions, (h) one-time transaction costs and expenses related to the transfer and reinsurance to third parties of legacy auto insurance liabilities (including, for the avoidance of doubt, the net amount from claims ceded under reinsurance agreements entered into after the Effective Date), (i) restructuring charges or reserves including write-downs and write-offs, including any one-time costs incurred in connection with acquisitions, investments or dispositions and costs related to the closure, consolidation and integration of facilities, lease breakage, costs related to customer disputes, project start-up costs, information technology infrastructure and legal entities, and severance and retention or completion bonuses, (j) amortization of intangibles (including, but not limited to, goodwill), (k) any extraordinary, unusual or non-recurring charges, expenses or losses determined in accordance with GAAP to the extent GAAP is applicable to such determination, (l) any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any of its Restricted Subsidiaries for such period, including any write-down of intangibles (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period), including, for the avoidance of doubt, non-cash foreign currency translation losses and any unrealized losses in respect of Swap Agreements (including non-cash losses related to currency remeasurement of Indebtedness); provided, however that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated Adjusted EBITDA in the period when such payments are made, (m) the amount of cost savings and synergies projected by the Borrower in good faith to be realized as a result of an acquisition not prohibited hereunder, in each case within the four consecutive fiscal quarters following the consummation of such acquisition (or following the consummation of the squeeze-out merger in the case of an acquisition structured as a two-step transaction), calculated as though such cost savings and synergies had been realized on the first day of such period and net of the amount of actual benefits received during such period from such acquisition; provided that (i) a duly completed certificate signed by a Responsible Officer shall be delivered to the Administrative Agent certifying that such cost savings and synergies are reasonably expected and factually supportable in the good faith judgment of the Borrower and (ii) no cost savings or synergies shall be added pursuant to this clause (m) to the extent duplicative of any expenses or charges otherwise added to Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, for such period, (n) costs, expenses, settlements and charges related to, arising out of or made in connection with any pending or threatened legal proceedings and regulatory matters, (o) costs, fees, charges and losses in respect of discontinued operations (provided that, notwithstanding anything to the contrary, the amount that may be added back pursuant to clauses (g), (i), (m), (n) and (o) may not in the aggregate for any four fiscal quarter period exceed 20% of Consolidated Adjusted EBITDA for such period (determined without giving effect to any such adjustment pursuant to clauses (g), (i), (m), (n) and (o)), (p) adjustments relating to purchase price allocation accounting, (q) fees and expenses directly related to the Transactions and any amendments, waivers, consents, modifications, supplements, increases, extensions or other similar transactions in connection with the Loan Documents, the incurrence of any Indebtedness permitted hereunder (including the prepayment, amendment, refinancing or extinguishment thereof), the offering of any Equity Interests by the Borrower and any acquisition, investment or disposition transactions, (r) proceeds from business interruption insurance received during such period not otherwise included in Consolidated Net Income and to the extent offsetting lost operating income and (s) sublease income and minus, to the extent included in the statement of such Consolidated Net Income for such period (and without duplication), the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP, (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (l) above), including for the avoidance of doubt non-cash foreign currency translation gains (including non-cash gains related to currency remeasurement of Indebtedness), mark-to-market gains in respect of Convertible Notes and unrealized gains in respect of Swap Agreements, and (d) other income (expense), net, which includes interest income, net gain (loss) on sale of securities, net foreign exchange gains (losses), sublease income and other items as determined under GAAP, all as determined on a consolidated basis.
“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (i) Consolidated Interest Expense, (ii) amortization and any other scheduled payments of principal (excluding any payment in respect of the 2025 Convertible Notes solely with the proceeds of Refinancing Indebtedness or any Qualified Equity Interests) by the Borrower or any of its Restricted Subsidiaries in respect of any Indebtedness, including vehicle financings and Indebtedness incurred to purchase any vehicles, (iii) Capital Expenditures, (iv) income taxes (including any franchise taxes or other taxes based on income, profits or capital paid or accrued (including in respect of repatriated funds)) paid in cash by the Borrower or any of its Restricted Subsidiaries, (v) principal paid in cash in respect of Capital Lease Obligations, (vi) amounts added back to Consolidated Adjusted EBITDA for such period for changes to the liabilities for insurance required by regulatory agencies attributable to any historical periods and (vii) the net amount from claims ceded under reinsurance agreements entered into after the Effective Date and added back to Consolidated Adjusted EBITDA for such period.
“Consolidated Interest Expense” means, for any period, total consolidated interest expense (including interest attributable to Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including vehicle financings and any Indebtedness incurred to purchase any vehicles, and all commissions, discounts and other fees and charges owed by the Borrower and its Restricted Subsidiaries with respect to letters of credit and bankers’ acceptance financing) minus interest income of the Borrower and its Restricted Subsidiaries for such period. For purposes of the foregoing, for any period, (i) interest expense shall exclude one-time financing fees (including arrangement, amendment and contract fees), debt issuance costs, commissions, and expenses and, in each case, the amortization thereof, except to the extent any such fees, costs, commissions or expenses are added in the calculation of Consolidated Adjusted EBITDA for such period and (ii) interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries in respect of Swap Contracts relating to interest rate protection.
“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP; provided that there shall be excluded (a) the income of any Person that is not a consolidated Restricted Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or, subject to clauses (b) and (c) below, any consolidated Restricted Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any consolidated Restricted Subsidiary of the Borrower to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Restricted Subsidiary, any agreement or other instrument binding upon such Restricted Subsidiary or any law applicable to such Restricted Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived, and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Restricted Subsidiary that is not wholly owned by the Borrower to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Restricted Subsidiary.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convertible Notes” means the 2025 Convertible Notes and any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 9.19.
“Credit Parties” has the meaning set forth in Section 9.12.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Declining Lender” has the meaning set forth in Section 2.20.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (ii) fund any portion of its participation in any Letter of Credit or (iii) pay to the

Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Disclosure Letter” means the disclosure letter, dated as of the date hereof, as amended or supplemented from time to time pursuant to the terms of this Agreement.
“Disposition” or “Dispose” means, with respect to any property or right, any sale, lease, sale and leaseback, license, assignment, conveyance, transfer or other disposition thereof (excluding the sale by the Borrower of its own Equity Interests) but excluding (i) licenses and leases entered into in the ordinary course of business or customarily entered into by companies in the same or similar line of business, and (ii) licenses granted to others not interfering in any material and adverse respect with the business of the Borrower or any of its Subsidiaries taken as a whole.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and the payment in cash in lieu of the issuance of fractional shares of such Equity Interests), in whole or in part, or (iii) is or becomes convertible into or exchangeable for Indebtedness (but solely such portion that is so convertible would be deemed to be a Disqualified Equity Interest) or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date applicable at the time of issuance thereof, provided that (a) Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon a change of control, fundamental change or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control, fundamental change or asset sale event are subject to the prior expiration or termination of the Commitments, the payment in full in cash of all Loans and other amounts owing in respect of the Obligations (other than Hedging Obligations in respect of any Secured Hedge Agreements and Secured Cash Management Obligations in respect of any Secured Cash Management Agreements and contingent indemnification obligations not yet accrued and payable) and the cancellation or expiration or Cash Collateralization of all Letters of Credit and (b) if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or any Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, transportation, storage, treatment, disposal, management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) any Environmental Law, including compliance or noncompliance therewith, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include any Convertible Notes.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means each trade or business (whether or not incorporated) that together with any Loan Party or Restricted Subsidiary would be deemed at any relevant time to be a single employer under Section 414(b), (c), (m) or (o) of the Code or under common control within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Plan, as to which the PBGC has not waived under subsection .22, .23, .25, .26, .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event; (b) the receipt by any Loan Party, Restricted Subsidiary or any ERISA Affiliate from a plan administrator of any notice relating to an intention to terminate any Plan under Section 4041(c) of ERISA; (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (e) the failure of any Plan to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, or the filing pursuant to Section 412(c) of the Code of Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (f) a determination that any Plan is, or is expected to be, considered an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (g) the existence of a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan; (h) the complete or partial withdrawal of any Loan Party, Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan which results in the imposition of Withdrawal Liability or the insolvency under Title IV of ERISA of any Multiemployer Plan; (i) the failure by any Loan Party, Restricted Subsidiary or any ERISA Affiliate to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code or (i) a determination that any Multiemployer Plan is in “endangered” or “critical” status under Section 432 of the Code or Section 305 of ERISA or insolvent under Section 4245 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“Euro” means the single currency of the participating member states of the European Union.
“Event of Default” has the meaning set forth in Article 7.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Excluded Account” means (a) payroll, withholding, trust, escrow (including escrow accounts for permitted acquisitions and for acquisitions entered into prior to the Effective Date), impound and other fiduciary deposit accounts, (b) insurance trust accounts or accounts holding restricted reinsurance funds and (c) deposit accounts solely holding cash collateral, security deposits or proceeds from the vehicles and/or drivers subject to Permitted Vehicle Financings.
“Excluded Collateral” means (a) any real property owned in fee by any Loan Party located outside the United States and real property owned in fee by any Loan Party located within the United States if the fair market value of such fee interest is less than $10,000,000 and all leasehold interests (including Fixtures related thereto), (b) margin stock, (c) motor vehicles and other assets subject to certificates of title (to the extent a Lien thereon cannot be perfected by filing a UCC financing statement), (d) pledges and security interests prohibited by applicable law, rule, regulation or contracts (in the case of contracts, existing on the Effective Date or if later, the date such Guarantor is acquired, so long as such contractual obligation is not incurred in contemplation of the Effective Date or such acquisition, as applicable) (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the UCC, or which would require governmental (including regulatory) consent, approval, license or authorization to be pledged), (e) intent-to-use trademark or service mark applications until such time as a statement of use is filed, (f) Equity Interests in partnerships, joint ventures and any non-wholly owned Subsidiary to the extent that the organizational documents or other agreements with other equity holders do not permit the pledge of such Equity Interests or would require the consent of any third party to such pledge or security interest, (g) any lease, license, permit or other agreement, or any property subject to a purchase money security interest, Capital Lease Obligation or similar arrangements (including, for the avoidance of doubt, Permitted Vehicle Financings), in each case, (i) to the extent permitted under the Loan Documents and (ii) to the extent that a grant of a security interest therein would (x) require third party consent, approval, license or authorization not obtained or (y) violate or invalidate such lease, license, permit or agreement, purchase money security interest, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party or its wholly-owned Restricted Subsidiaries), in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, and in each case to the extent the relevant limitation was in existence on the date hereof or, in the case of any lease, license, permit or other agreement, or any property subject to a purchase money security interest, Capital Lease Obligation or similar arrangements that is entered into, created or acquired after the date hereof, on the date of creation or acquisition and not incurred in contemplation of the provisions of this paragraph), (h) assets to the extent a security interest in such assets would result in material adverse tax consequences or the cost of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby, as reasonably determined by the Borrower and the Administrative Agent, (i) Excluded Accounts, (j) any intellectual property jointly owned by any Loan Party and a third party, (k) any patent, trademark or copyright or license or application in respect thereof, in each case to the extent the grant of a security interest therein would violate or invalidate any license or other agreement with any person (other than a Loan Party or its wholly-owned Restricted Subsidiaries) relating to such patent, trademark or copyright or license or application in respect thereof or create a right of termination in favor of any other party thereto (other than a Loan Party or its wholly-owned Restricted Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC (in each case to the extent the relevant limitation was in existence on the date hereof or, in the case of any patent, trademark or copyright or license or application in respect thereof that is created or acquired after the date hereof, on the date of creation or acquisition and not incurred in contemplation of the provisions of this paragraph) or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition, (l) Equity Interests issued by any Immaterial Subsidiary, Unrestricted Subsidiary, captive insurance company or a special purpose entity, and (m) voting Equity Interests issued by any Foreign Subsidiary or CFC Holdco held directly by a Loan Party in excess of 65% of such voting Equity Interests outstanding.

“Excluded Subsidiary” means any direct or indirect Subsidiary of the Borrower (a) that is (i) a Foreign Subsidiary or (ii) a CFC Holdco, (b) that is a Subsidiary of either a Foreign Subsidiary or a CFC Holdco, (c) to the extent a guaranty of the Obligations by such Subsidiary is prohibited or restricted by applicable law, rule or regulation or by binding contractual obligation existing on the Effective Date (or, if later, the date such Subsidiary is acquired (so long as such contractual obligation is not incurred in contemplation of such acquisition)), including any requirement to obtain the consent of any Governmental Authority or third party (other than a Loan Party or any Subsidiary thereof) (unless such consent has been obtained), (d) if such Subsidiary guaranteed the Obligations, the cost of such guarantee would be excessive relative to the expected benefits to be obtained by the Lenders and other Secured Parties from such guarantee (as reasonably determined by the Borrower and the Administrative Agent), (e) that is an Unrestricted Subsidiary, captive insurance company or a special purpose entity (including any vehicle financing entity), or (f) that is an Immaterial Subsidiary.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would have become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent or any Lender or required to be withheld or deducted from a payment to the Administrative Agent or any Lender: (a) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that otherwise are Other Connection Taxes, (b) in the case of a Lender, any United States federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which such Lender becomes a party to this Agreement (other than pursuant to an assignment request of the Borrower under Section 2.16) or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office or assignment, to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.14(a), (c) Taxes attributable to Administrative Agent’s or such Lender’s failure to comply with Section 2.14(f) and (d) any withholding Taxes imposed under FATCA.
“Executive Order” has the meaning set forth in Section 3.15(a).

“Existing Letters of Credit” means the letters of credit set forth on Schedule 2.21.
“Extending Lender” has the meaning set forth in Section 2.20.
“Extension Agreement” means an extension agreement entered into pursuant to Section 2.20 in form and substance reasonably satisfactory to the Administrative Agent.
“Extension Notice” has the meaning set forth in Section 2.20.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implement such Sections of the Code.
“FCPA” means the Foreign Corrupt Practices Act of 1977, (15 U.S.C. §§ 78dd-1, et seq.) as amended.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.
“Financial Officer” means the chief financial officer, principal accounting officer, vice president, finance, treasurer, corporate controller or most senior financial officer of the Borrower.
“First Lien Intercreditor Agreement” means any intercreditor agreement among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness secured by Liens on the Collateral that are equal in priority with the Liens on the Collateral securing the Secured Obligations, in form and substance reasonably satisfactory to the Administrative Agent.
“Fixed Charge Coverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the most recently completed Measurement Period to (b) Consolidated Fixed Charges for the most recently completed Measurement Period.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR and any Benchmark Replacement (if applicable). For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate and the Adjusted Daily Simple SOFR shall be 0.00%.
“Foreign Lender” means any Lender whose interest in any Obligation is treated for U.S. federal income tax purposes as owned by a Person that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the Letter of Credit Usage other than Letter of Credit Usage as to which such Defaulting Lender’s participation obligation has been reallocated to other Non-Defaulting Lenders or Cash Collateralized in accordance with the terms hereof.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer.
“Guarantor” means any Material Domestic Subsidiary of the Borrower that has executed the Guarantee and Collateral Agreement as of the Effective Date or delivered a joinder agreement to the Guarantee and Collateral Agreement pursuant to Section 5.10 hereof.
“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement in substantially the form of Exhibit E hereto.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person that is a counterparty to a Secured Hedge Agreement with a Loan Party or any Restricted Subsidiary, in its capacity as such, and that either (a) is a Lender, an Agent or an Affiliate of any of the foregoing at the time it enters into such a Secured Hedge Agreement, or (b) becomes a Lender, an Agent or an Affiliate of any of the foregoing (including on the Effective Date) after it has entered into such Secured Hedge Agreement.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Swap Agreements.
“Immaterial Subsidiary” means, at any date of determination, any direct or indirect Domestic Subsidiary of the Borrower, other than (a) any Excluded Subsidiary and (b) any Domestic Subsidiary that has been designated by the Borrower by written notice to the Administrative Agent as being a “Material Domestic Subsidiary” from time to time, (i) whose total assets as of the end of the most recently ended Measurement Period do not exceed 5.0% of the Total Assets at such date and (ii) whose revenues for the most recently ended Measurement Period do not exceed 5.0% of the consolidated revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that (A) the total assets of all such Immaterial Subsidiaries as of the end of the most recently ended Measurement Period shall not exceed 10.0% of the Total Assets at such date and (B) the revenues of all such Immaterial Subsidiaries for the most recently Measurement Period shall not exceed 10.0% of the consolidated revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP. For any determination made as of or prior to the time any Person becomes an indirect or direct Subsidiary of the Borrower, such determination and designation shall be made based on financial statements provided by or on behalf of such Person in connection with the acquisition of such Person or such Person’s assets to the extent reasonably available. If such financial statements are not reasonably available, the Borrower shall make such determination in good faith. The Borrower may change the designation of any Subsidiary as a Material Domestic Subsidiary by providing written notice to the Administrative Agent.
“Increasing Revolving Lender” has the meaning set forth in Section 2.18(a).

“Incremental Available Amount” means, on any date of determination, (a) $300,000,000 plus (b) at any time after September 30, 2023, an additional amount, so long as after giving effect to the incurrence of such amount, the Senior Secured Leverage Ratio for the most recently ended Measurement Period and calculated on a Pro Forma Basis (assuming the full amount of such Revolving Commitment Increase or Indebtedness consisting of a revolving credit facility or delayed draw credit facility incurred on such date is fully drawn (or, in the case of a Limited Conditionality Acquisition, to be incurred in connection with such acquisition), and without giving effect to any substantially simultaneous incurrence of any Revolving Commitment Increase or Incremental Term Loans made pursuant to the foregoing clause (a) in connection therewith) does not exceed 2.50 to 1.00. The Borrower shall be deemed to have used the amount under the foregoing clause (b) (subject to compliance with such clause (b)) prior to utilization of the foregoing clause (a).
“Incremental Term Loan” has the meaning set forth in Section 2.19(a).
“Incremental Term Loan Effective Date” has the meaning set forth in Section 2.19(a).
“Incremental Term Loan Lender” has the meaning set forth in Section 2.19(a).
“Incremental Term Loan Supplement” has the meaning set forth in Section 2.19(a).
“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) current trade payables incurred in the ordinary course of such Person’s business, (ii) purchase price adjustments, earnouts, holdbacks and other similar deferred consideration until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable, and (iii) deferred or equity compensation arrangements payable to directors, officers, employees, advisors, consultants or other providers of services), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided, however, that (i) contingent obligations incurred in the ordinary course of business, (ii) deferred or prepaid revenues, (iii) premiums payable to, and advance commissions or claims payments from, insurance companies, (iv) intercompany liabilities arising from the cash management, tax, and accounting operations of the Borrower and its Restricted Subsidiaries, (v) accrued expenses and royalties, and (vi) reserves for retention or deductible amount under insurance programs, shall, in each case, not be considered “Indebtedness” for purposes of this definition. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding anything to the contrary in the foregoing, any Permitted Bond Hedge Transaction, any Permitted Warrant Transaction, and any obligations thereunder, in each case, shall not constitute Indebtedness of the Borrower. For purposes of this definition, (i) the amount of any Indebtedness described in clause (g) above shall be deemed to be an amount equal to the lesser of (A) the principal amount of the obligations guaranteed and outstanding and (B) the maximum amount for which the guaranteeing Person may be liable in respect of such obligations and (ii) the amount of any Indebtedness described in clause (h) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.03(b).
“Information” has the meaning set forth in Section 9.12(a).
“Intercreditor Agreement” means any First Lien Intercreditor Agreement or any Second Lien Intercreditor Agreement, and “Intercreditor Agreements” means each of the foregoing collectively.
“Interest Election Request” has the meaning set forth in Section 2.05(b).
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, and (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date.
“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.11(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the acquisition by such Person of any Equity Interests, bonds, notes, debentures or other securities of any other Person, (b) any advance, loan or extension of credit by such Person, to any other Person, or guaranty or other similar obligation of such Person with respect to any Indebtedness of such other Person (other than Indebtedness constituting trade payables in the ordinary course of business and excluding, in the case of the Borrower and its Subsidiaries, intercompany liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a division, business unit or line of business. For purposes of covenant compliance, the amount of any Investment shall be (i) (x) the amount actually invested plus (y) the cost of any addition thereto that otherwise constitutes an Investment, in each case as determined immediately prior to the time of each such Investment, without adjustment for subsequent increases or decreases in the value of such Investment minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash or Cash Equivalents.
“IRS” means the U.S. Internal Revenue Service.
“ISP 98” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit).
“Issuing Bank” means each Lender (or affiliate thereof) with a Letter of Credit Issuer Sublimit on Schedule 2.01, as Issuing Bank hereunder, and any other Lender (or affiliate thereof) that shall agree in writing, at the request of the Borrower and with the consent of the Administrative Agent, to become an “Issuing Bank”, in each case together with its permitted successors and assigns in such capacity.
“Joinder Agreement” means a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent.
“JPMorgan” means JPMorgan Chase Bank, N.A.
“Junior Debt” means any Convertible Notes and any Subordinated Indebtedness.
“Junior Debt Prepayment” means making (or giving any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness (other than Indebtedness among the Borrower and its Restricted Subsidiaries)

outstanding under any Junior Debt. For the avoidance of doubt, the settlement of the conversion of any Convertible Note that is convertible at the option of the holder thereof will not be a Junior Debt Prepayment.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Letter of Credit” means (a) any Existing Letter of Credit and (b) any letter of credit issued or to be issued by an Issuing Bank pursuant to this Agreement in such form and substance as may be approved from time to time by the applicable Issuing Bank. Letters of Credit will only be issued in Agreed Currencies.
“Letter of Credit Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“Letter of Credit Fee” has the meaning set forth in Section 2.09.
“Letter of Credit Issuer Sublimit” means (i) with respect to each Issuing Bank as of the Effective Date, as set forth on Schedule 2.01, and (ii) with respect to any other Issuing Bank, an amount as shall be agreed to by the Administrative Agent, such Issuing Bank and the Borrower.
“Letter of Credit Sublimit” means the lesser of (i) $168,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.
“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the Dollar Equivalent of the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (ii) the Dollar Equivalent of the aggregate amount of all drawings under Letters of Credit honored by an Issuing Bank and not theretofore reimbursed by or on behalf of the Borrower or with the proceeds of a Loan. The Letter of Credit Usage of any Lender at any time shall be such Lender’s Applicable Percentage of the Dollar Equivalent of the aggregate Letter of Credit Usage at such time, adjusted to give effect to any reallocation under Section 2.17 of the Letter of Credit Usage of Defaulting Lenders in effect at such time.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Limited Conditionality Acquisition” means any acquisition whose consummation is not conditioned on (a) the availability of, or on obtaining, third party financing, (b) the receipt of proceeds of any investment or (c) the redemption or repayment of indebtedness requiring irrevocable notice in advance of such redemption or repayment.

“Liquidity” means, as of any date of determination, the sum of (a) Unrestricted cash and Cash Equivalents of Borrower and its Restricted Subsidiaries as of such date, plus (b) the Revolving Commitments in effect as of such date, minus (c) the Aggregate Total Exposure as of such date.
“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.
“Loan Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Notes (if any), the Security Documents, any First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreements, any Joinder Agreement, any Revolving Commitment Increase Supplement, any Incremental Term Loan Supplement, any Extension Agreement, any instrument of joinder to the Guarantee and Collateral Agreement delivered pursuant to Section 5.10, the Agent Fee Letter, any other agreement, instrument or document executed after the date hereof and designated by its terms as a Loan Document, and any agreements, documents or certificates executed by the Borrower or any of its Restricted Subsidiaries in favor of the applicable Issuing Bank relating to Letters of Credit.
“Loan Parties” means the Borrower and the Guarantors.
“Loans” means the Revolving Loans.
“Material Acquisition” means any acquisition, by the Borrower or any of its Restricted Subsidiaries of (i) all or substantially all of the assets of a Person, or of all or substantially all of any business unit or division of a Person or (ii) all or a majority of the Equity Interests of any Person, including, without limitation, any Investments in a Subsidiary which serves to increase the Borrower’s or its Restricted Subsidiaries’ respective equity ownership therein, in each case constituting an Investment permitted under Section 6.06 for aggregate cash consideration greater than $75,000,000.
“Material Acquisition Period” means the fiscal quarter of the Borrower during which a Material Acquisition was consummated and the immediately following three fiscal quarters so long as, on or prior to the consummation of the applicable Material Acquisition, the Borrower shall have designated in writing to the Administrative Agent such period as a Material Acquisition Period; provided that there shall be no more than two (2) designations of Material Acquisition Periods.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, or (b) the rights of or remedies of the Agents and the Lenders under this Agreement, any Security Document (other than due to the action or inaction of the Agents or the Lenders).
“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged and delivered to the Administrative Agent (or its bailee) pursuant to the Guarantee and Collateral Agreement.
“Material Domestic Subsidiary” means a wholly-owned Domestic Subsidiary that is not an Excluded Subsidiary.

“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents and other than Indebtedness among the Borrower and its Restricted Subsidiaries), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in a principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means November 3, 2027, as such date may be extended pursuant to Section 2.20; provided that the Maturity Date shall be February 13, 2025 (such date, the “Maturity Test Date”) if, as of the Maturity Test Date, the amount equal to (a) Liquidity as of the Maturity Test Date minus (b) the aggregate principal amount of the 2025 Convertible Notes outstanding on the Maturity Test Date is less than $1,250,000,000.
“Maximum Rate” has the meaning set forth in Section 9.13.
“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) for which financial statements for each quarter or fiscal year in such period have been or were required to be delivered pursuant to Section 5.01(a) or (b).
“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
“Mortgage” means a mortgage, deed of trust, or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.
“Mortgaged Property” means any real property owned in fee by any Loan Party and located in the United States that, together with any improvements thereon, individually has a fair market value of at least $10,000,000.
“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or could be an obligation to contribute of) any Loan Party, Restricted Subsidiary or ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which any Loan Party, Restricted Subsidiary or ERISA Affiliate contributed to or had an obligation to contribute to such plan.
“New Extending Lender” has the meaning set forth in Section 2.20.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.02 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Public Information” means information that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
“Non-U.S. Plan” means any plan, fund (including any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by any Loan Party or one or more Restricted Subsidiaries primarily for the benefit of employees of such Loan Party or such Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Note” has the meaning set forth in Section 2.07(e).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.
“Obligations” means all amounts owing by any Loan Party to the Administrative Agent, any Issuing Bank or any Lender pursuant to the terms of this Agreement or any other Loan Document or any Letter of Credit (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Borrower or any of its Subsidiaries, whether or not allowed in such case or proceeding) and any and all other amounts owed by any Loan Party under the Loan Documents, including in favor of and amounts owed to Indemnitees.
“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between such Administrative Agent, Lender or other recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Administrative Agent or Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any and all present or future stamp, court or documentary taxes or any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Loan Documents; excluding, however, such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than such taxes imposed with respect to an assignment that occurs as a result of the Borrower’s request pursuant to Section 2.16(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant” has the meaning set forth in Section 9.04(c)(i).
“Participant Register” has the meaning set forth in Section 9.04(c)(iii).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and is maintained in whole or in part by any Loan Party, any Restricted Subsidiary or any ERISA Affiliate or with respect to which any Loan Party, any Restricted Subsidiary or any ERISA Affiliate has actual or contingent liability.
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of Borrower) purchased by the Borrower in connection with the issuance of any Convertible Notes; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the issuance of such Convertible Notes in connection with such Permitted Bond Hedge Transaction.
“Permitted Encumbrances” means:
(a)Liens imposed by law for Taxes, assessments or governmental charges or levies that are not yet delinquent or are being contested in compliance with Section 5.04;
(b)carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, supplier’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith;
(c)pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Borrower or any Subsidiary to support obligations of the type set forth in clause (c)(i) above;

(d)pledges and deposits (i) to secure the performance of bids, trade and commercial contracts (including insurance contracts), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Borrower or any Subsidiary to support obligations of the type set forth in clause (d)(i) above;
(e)judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k) and Liens securing appeal or surety bonds or letters of credit related to such judgments;
(f)easements, zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, rights-of-way, building ordinances, covenants, conditions, restrictions and declarations, encroachments, title defects and other irregularities, governmental restrictions on the use of property or conduct of business and Liens in favor of Governmental Authorities and similar encumbrances on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere in any material respect with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;
(g)Uniform Commercial Code financing statements filed (or similar filings under applicable law) solely as a precautionary measure in connection with operating leases;
(h)Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (including Capital Lease Obligations subject to Section 6.01(k)), license or sublicense or concession agreement, in each case to the extent permitted by this Agreement; and
(i)with respect to any Foreign Subsidiary, other Liens arising mandatorily by any applicable law.
“Permitted Liens” means any Liens permitted pursuant to Section 6.02.
“Permitted Vehicle Financing” means (i) asset securitization facilities in respect of vehicle financing arrangements (including, without limitation, warehouse as well as bilateral loan transactions) and (ii) vehicle leases.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of Borrower) and/or cash (in an amount determined by reference to the price of such common stock) sold by Borrower substantially concurrently with any purchase by Borrower of a related Permitted Bond Hedge Transaction.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by any Loan Party, Restricted Subsidiary or ERISA Affiliate or to which any Loan Party, Restricted Subsidiary or ERISA Affiliate has an obligation to contribute, and each such plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA for the five-year period immediately following the latest date on which any Loan Party, Restricted Subsidiary or ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.
“Platform” has the meaning set forth in Section 9.01(d).
“Pounds Sterling” refers to the lawful currency of the United Kingdom.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Principal Office” for each of the Administrative Agent and any Issuing Bank, means the office of the Administrative Agent and such Issuing Bank as set forth in Section 9.01(a), or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate to Borrower and each Lender upon two Business Days’ written notice.
“Pro Forma Basis” or “Pro Forma Effect” means, with respect to compliance with any test, financial ratio, or covenant hereunder required by the terms of this Agreement to be made on a “Pro Forma Basis” or with “pro forma effect” or “pro forma compliance”, that:
(a) in the case of (i) any Disposition described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Measurement Period and (ii) in the case of any acquisition or Investment described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Measurement Period,
(b) any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Measurement Period; provided that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Measurement Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower,
(c) any Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Measurement Period; provided that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Measurement Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower; and
(d) any designation of any Subsidiary as an Unrestricted Subsidiary or any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, or any Person becoming a Subsidiary or merging, amalgamating, or consolidating with or into Borrower or any of its Subsidiaries (unless covered in clause (a) above), shall be deemed to have occurred as of the first day of the applicable Measurement Period; and
(e) with respect to the Transactions or any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis, the Transactions or such other event shall be deemed to have occurred as of the first day of the applicable Measurement Period.
“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lenders” means Lenders that do not wish to receive material non-public information with respect to the Borrower, the Subsidiaries or its or their securities.
“Purchase Money Indebtedness” means Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital asset to the extent incurred prior to or within 270 days following such acquisition, construction or improvement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 9.19.
“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Refinancing Indebtedness” means refinancings, extensions, renewals, or replacements of Indebtedness so long as such refinancings, extensions, renewals, or replacements do not result in an increase in the principal amount (other than any accrued or capitalized amounts) of the Indebtedness so refinanced, extended, renewed or replaced, other than by the amount equal to any accrued but unpaid interest, the premiums or other amounts paid, and fees and expenses incurred, in connection with such refinancing, extension, renewal or replacement and by the amount of unfunded commitments with respect thereto.
“Register” has the meaning set forth in Section 9.04(b)(iv).
“Reimbursement Date” has the meaning set forth in Section 2.21(d).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Relevant Rate” means with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate.
“Removal Effective Date” has the meaning set forth in Section 8.07(b).
“Representatives” has the meaning set forth in Section 9.12.
“Required Lenders” means, at any time, Lenders having more than 50% of the aggregate amount of the Revolving Commitments or, if the Revolving Commitments shall have been terminated, holding more than 50% of the aggregate outstanding principal amount of the Revolving Loans at such time. The Revolving Commitment and Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the President, Chief Executive Officer, Senior Vice President and any Financial Officer from time to time of the applicable Loan Party, or any person designated by any such Loan Party in writing to the Administrative Agent from time to time, acting singly.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower. For the avoidance of doubt, the receipt or acceptance by the Borrower or any Restricted Subsidiary of the return of Equity Interests issued by the Borrower or any Restricted Subsidiary to the seller of a Person, business or division as consideration for the purchase of such Person, business or division, which return is in settlement of indemnification claims owed by such seller in connection with such acquisition, shall not be deemed to be a Restricted Payment. For the avoidance of doubt, (a) the conversion of, or payment for (including payments of principal and payments upon redemption or repurchase), or paying any interest with respect to, any Convertible Notes, and (b) any intercompany investments, intercompany Indebtedness, intercompany accounts payable and receivable, transfer pricing arrangements and any other intercompany payments shall not constitute a Restricted Payment.
“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.
“Revaluation Date” shall mean, with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (a) the date on which such Letter of Credit is issued, (b) the first Business Day of each calendar month, (c) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof, and (d) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.
“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) increased from time to time pursuant to Section 2.18, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment as of the Effective Date is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date is $420,000,000.
“Revolving Commitment Increase” has the meaning set forth in Section 2.18(a).
“Revolving Commitment Increase Date” has the meaning set forth in Section 2.18(a).
“Revolving Commitment Increase Supplement” has the meaning set forth in Section 2.18(b).
“Revolving Loans” means the revolving loans made by the Lenders to the Borrower pursuant to this Agreement.

“S&P” means Standard & Poor’s Financial Services LLC.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, by the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Lien Intercreditor Agreement” means a Second Lien Intercreditor Agreement among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness secured by Liens on the Collateral that are junior to the Liens on the Collateral securing the Secured Obligations, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.
“Secured Cash Management Agreement” means any agreement relating to Cash Management Services that is entered into by and between the Borrower or any Restricted Subsidiary and a Cash Management Bank.
“Secured Cash Management Obligations” means the obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank pursuant to Secured Cash Management Agreements.
“Secured Hedge Agreement” means any Swap Agreement that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank.
“Secured Hedging Obligations” means the obligations owed by the Borrower or any Restricted Subsidiary to any Hedge Bank pursuant to Secured Hedge Agreements.
“Secured Obligations” means (a) the Obligations, (b) the Secured Hedging Obligations and (c) the Secured Cash Management Obligations; provided that the term “Secured Obligations” shall not include any Excluded Swap Obligation. Notwithstanding the foregoing, (i) unless otherwise agreed to by the Borrower and any Hedge Bank or any Cash Management

Bank, the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement or any Secured Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents and the Guarantees only to the extent that, and for so long as, the Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in a manner permitted by this Agreement or any other Loan Document shall not require the consent of any counterparty to any Secured Hedge Agreement or of the holders of any Secured Cash Management Obligations other than in their capacity as a Lender or as the Administrative Agent.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each Issuing Bank, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to a Secured Cash Management Agreement, each co-agent, sub-agent or attorney-in-fact appointed by the Administrative Agent pursuant to Section 8.01 with respect to matters relating to any Security Document and any other holder of a Secured Obligation from time to time.
“Security Documents” means the Guarantee and Collateral Agreement, any Mortgages and each other agreement or writing pursuant to which any Loan Party pledges or grants or purports to pledge or grant a Lien in any property or asset to secure its Secured Obligations.
“Senior Representative” means, with respect to any series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Senior Secured Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness (excluding any Subordinated Indebtedness) of the Borrower and its Restricted Subsidiaries as of such date of the types described in clauses (a) through (e) and (g) and (h) of the definition of “Indebtedness” and, solely with respect to letters of credit, bankers’ acceptances and similar facilities that have been drawn but not yet reimbursed, clause (f) of the definition of “Indebtedness”, in each case to the extent reflected as a liability on the balance sheet in accordance with GAAP that is secured by Liens on the properties or assets of the Borrower and/or one of more of its Restricted Subsidiaries (including any Permitted Vehicle Financings), as determined on a consolidated basis in accordance with GAAP.
“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Senior Secured Indebtedness on such date to (b) Consolidated Adjusted EBITDA for the most recently ended Measurement Period.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvent” means, with respect to the Borrower and its Restricted Subsidiaries on a particular date, that on such date (a) the fair value of the present assets of the Borrower and its Restricted Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Borrower and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business and (d) the Borrower and its Restricted Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Event of Default” means an Event of Default of the type described in Section 7.01(a) or (b) or, with respect to the Borrower, a Bankruptcy Event.
“Specified Representations” means those representations and warranties made by the Borrower in Section 3.01 (solely with the respect to the due organization, valid existence and good standing of the Borrower), Section 3.02 (as it relates to entering into and performance of the definitive documentation for the Incremental Term Loans), Section 3.03(c), Section 3.08, Section 3.09, Section 3.14, Section 3.15(a), Section 3.15(d), the first sentence of Section 3.16 and Section 3.17 (with each reference therein to Schedule 3.17 deemed to include any financing statements and other filings to be made in connection with, to the extent required under the Guarantee and Collateral Agreement, (i) the applicable acquisition and (ii) any other acquisitions or transactions closed prior to the date of such applicable acquisition).
“Specified Vehicle Programs” means the “Express Drive”, “Flexdrive”, “Lyft Rentals”, vehicles for use by the Lyft bike and scooters business, and/or other Lyft vehicle platforms of the Borrower and its Restricted Subsidiaries.
“Subject Transaction” means, with respect to any Measurement Period, (a) the Transactions, (b) any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Equity Interests of any Person (and, in any event, including any Investment in (x) any Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Subsidiary or (y) any joint venture for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Agreement, (c) any

Disposition of all or substantially all of the assets or Equity Interests of any subsidiary (or any business unit, line of business or division of the Borrower or any Restricted Subsidiary) not prohibited by this Agreement, and/or (d) any Investment or capital contribution in respect of Equity Interests (other than Disqualified Equity Interests) or any issuance of such Equity Interests.
“Subordinated Indebtedness” means Indebtedness of the Borrower or any Restricted Subsidiary that is by its terms subordinated in right of payment to the Obligations of the Borrower or such Restricted Subsidiary, secured by Liens that rank junior to the Liens securing the Obligations or is unsecured. Notwithstanding the foregoing, no Convertible Notes will be considered Subordinated Indebtedness.
“Subsidiary” means any subsidiary of the Borrower.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.
“Supported QFC” has the meaning assigned to it in Section 9.19.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement. Notwithstanding anything to the contrary in the foregoing, any Permitted Bond Hedge Transaction, any Permitted Warrant Transaction, and any obligations thereunder, in each case, shall not constitute Swap Agreements.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act. Notwithstanding anything to the contrary in the foregoing, any Permitted Bond Hedge Transaction, any Permitted Warrant Transaction, and any obligations thereunder, in each case, shall not constitute Swap Obligations.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such

Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Total Assets” means the total assets of the Borrower and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 5.01(a) or (b).
“Total Exposure” means, for any Lender at any time, the sum of (i) the aggregate principal amount of all outstanding Loans of such Lender plus (ii) such Lender’s Applicable Percentage of the Letter of Credit Usage.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) all Indebtedness of the Borrower and its Restricted Subsidiaries of the type described in clauses (a) through (e) and (g) and (h) of the definition of “Indebtedness”, and solely with respect to letters of credit, bankers’ acceptances and similar facilities that have been drawn but not yet reimbursed, clause (f) of the definition of “Indebtedness” to the extent reflected as a liability on the balance sheet in accordance with GAAP as of such date, determined on a consolidated basis in accordance with GAAP, to (b) Consolidated Adjusted EBITDA for the most recently ended Measurement Period.
“Transactions” means the execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party, the borrowing of Loans, the payment of related fees and expenses and the use of the proceeds thereof, and the issuance of Letters of Credit.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate or the Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“Unreimbursed Amount” has the meaning set forth in Section 2.21(d).
“Unrestricted” means, when referring to cash or Cash Equivalents, that such cash or Cash Equivalents (a) do not appear (or would be required to appear) as “restricted” on the consolidated balance sheet of the Borrower (unless such appearance is related to the Liens granted to the Administrative Agent to secure the Obligations), (b) are not subject to any Lien in favor of any Person (other than the Secured Parties), other than non-consensual Liens arising by operation of law or Liens permitted under Section 6.02(q) and (c) are otherwise generally available for use by the Borrower or any Restricted Subsidiary.

“Unrestricted Subsidiaries” means (a) any Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary pursuant to Section 5.14 subsequent to the Effective Date and (b) any Subsidiary of an Unrestricted Subsidiary.
“U.S.” and “United States” means the United States of America.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 9.19.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.
“USCO” means the United States Copyright Office.
“USPTO” means the United States Patent and Trademark Office.
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing”).
Section 1.03Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) except as otherwise specified with respect to the schedules to the Disclosure Letter, all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 1.04Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended to account for any such change following good faith negotiations between the Borrower and the Administrative Agent. Notwithstanding the foregoing, all financial covenants contained herein shall be calculated (1) without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (ASC 825) (or any similar accounting principle) permitting or requiring a Person to value its financial liabilities or

Indebtedness at the fair value thereof and (2) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding anything to the contrary contained in this Section 1.04 or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith. Convertible Notes shall at all times be valued at the outstanding principal amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion thereof.
Section 1.05[Reserved].
Section 1.06Limited Conditionality Acquisitions. In the event that the Borrower has elected to treat any proposed acquisition as a Limited Conditionality Acquisition, (a) the calculation of any ratio or basket with respect to incurring Liens and Indebtedness (including Incremental Term Loans, but in all cases excluding any Revolving Loans or Revolving Commitment Increase), the proceeds of which are being used primarily to consummate such Limited Conditionality Acquisition or (b) determining compliance with any condition relating to pro forma compliance with any financial covenants, with representations and warranties, the delivery of financial statements or the occurrence of no Default or Event of Default shall, in each case of the foregoing clauses (a) and (b), be determined, on a Pro Forma Basis assuming such Limited Conditionality Acquisition and other pro forma events in connection therewith (including any incurrence of Liens and Indebtedness) have been consummated, solely as of the date that the definitive documentation relating to such Limited Conditionality Acquisition is entered into by the Borrower or any Subsidiary; provided that if the Borrower has made such an election, in connection with the calculation of any ratio or basket with respect to the incurrence of any Indebtedness (including Incremental Term Loans, but in all cases excluding any Revolving Loans or Revolving Commitment Increase) or Liens on or following such date and prior to the earlier of the date on which such Limited Conditionality Acquisition is consummated or the definitive agreement for such Limited Conditionality Acquisition is terminated, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Conditionality Acquisition and other pro forma events in connection therewith (including any incurrence of Liens and Indebtedness) have been consummated.
The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Conditionality Acquisitions such that each of such acquisitions is separately tested.

Section 1.07Basket Amounts and Application of Multiple Relevant Provisions. Notwithstanding anything to the contrary, (a) unless specifically stated otherwise herein any dollar, number, percentage or other amount available under any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Loan Documents may be accumulated, added, combined, aggregated or used together by any Loan Party and its Subsidiaries without limitation for any purpose not prohibited hereby, and (b) any action or event permitted by this Agreement or the other Loan Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Loan Documents. For purposes of determining compliance with Sections 6.01 and 6.02, in the event that an item of Indebtedness (or any portion thereof), other than the Revolving Commitments and the Revolving Loans, meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Section 6.01 or any Lien, other than any Liens securing the Revolving Commitments and the Revolving Loans, meets the criteria of one or more of the categories of Permitted Liens, the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) and/or Liens in any manner that complies with Sections 6.01 and 6.02 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) and/or Liens in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) and/or Liens shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness or Liens, as applicable, that may be incurred pursuant to any other clause.
Section 1.08Letter of Credit Amounts; Exchange Rates; Dollar Equivalents. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. The applicable Issuing Bank shall determine the Dollar Equivalent amounts of Letter of Credit extensions denominated in Alternative Currencies on each Revaluation Date. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the applicable Issuing Bank. Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the applicable Issuing Bank.

Section 1.09Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.10Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.11(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2ARTICLE 2
THE CREDITS
Section 2.01Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) any Lender’s Total Exposure exceeding such Lender’s Revolving Commitment or (b) the sum of the Aggregate Total Exposure exceeding the total Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02Revolving Loans and Borrowings.
(a)Each Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders in accordance with their respective Applicable Percentages. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.
(b)Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Loan in accordance with the terms of this Agreement.
(c)At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is (i) equal to the entire unused balance of the total Revolving Commitments or (ii) to finance the reimbursement of a Letter of Credit drawing as contemplated by Section 2.21. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Term Benchmark Borrowings outstanding.
(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.03Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, telecopy or other electronic transmission (a) in the case of a Term Benchmark Borrowing, not later than 12:00 p.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing, or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B attached hereto and signed by a Responsible Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)the aggregate amount of the requested Borrowing;
(ii)the date of such Borrowing, which shall be a Business Day;
(iii)whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(iv)in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.04 or, in the case of any Loan requested to finance the reimbursement of drawing under a Letter of Credit as provided in Section 2.21, the identity of the Issuing Bank that has honored such drawing.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing. Except as otherwise provided herein, a Borrowing Request for a Term Benchmark Borrowing shall be irrevocable, and the Borrower shall be bound to make a borrowing in accordance therewith.
Section 2.04Funding of Borrowings.
(a)Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Revolving Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the Borrower in the applicable Borrowing Request.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Borrowing.
Section 2.05Interest Elections.
(a)Each Borrowing of Revolving Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. Subject to the limitation set forth in Section 2.02(c), the Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated among the Lenders holding the Revolving Loans comprising such Borrowing in accordance with their respective Applicable Percentages, and the Revolving Loans comprising each such portion shall be considered a separate Borrowing.
(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or other electronic transmission to the Administrative Agent of a written request (an “Interest Election Request”) in substantially the form of Exhibit C attached hereto and signed by a Responsible Officer of the Borrower.
(c)Each written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and
(iv)if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing. Except as otherwise provided herein, an Interest Election Request for conversion to, or continuation of, any Term Benchmark Borrowing shall be irrevocable, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.
(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such

Borrowing shall be continued as a Term Benchmark Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.06Termination and Reduction of Revolving Commitments.
(a)Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.
(b)The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each partial reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the sum of the Aggregate Total Exposure would exceed the total Commitments.
(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under Section 2.06(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be applied to the Lenders in accordance with their respective Applicable Percentages.
(d)If, after giving effect to any reduction of the Revolving Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Commitments, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.
Section 2.07Repayment of Revolving Loans; Evidence of Debt.
(a)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Revolving Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)The entries made in the accounts maintained pursuant to Section 2.07(b) or Section 2.07(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans in accordance with the terms of this Agreement.
(e)Any Lender may request that Revolving Loans made by it be evidenced by a promissory note (each such promissory note being called a “Note” and all such promissory notes being collectively called the “Notes”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in substantially the form of Exhibit D attached hereto. Thereafter, the Revolving Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).
Section 2.08Prepayment of Loans.
(a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to the requirements of Section 2.13), subject to prior notice in accordance with Section 2.08(b).
(b)The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy, other electronic transmission or delivery of written notice), telecopy or other electronic transmission of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Revolving Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination or reduction is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Revolving Loans of the Lenders in accordance with their respective Applicable Percentages. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and any costs incurred as contemplated by Section 2.13.
(c)If at any time the Aggregate Total Exposure exceeds the total Commitments then in effect, the Borrower shall promptly prepay the Revolving Loans or Cash Collateralize the outstanding amount of Letter of Credit Usage, as applicable, to the extent necessary so that the

Aggregate Total Exposure shall not exceed the Commitments then in effect (or, in the case of Letter of Credit Usage, such amounts are fully Cash Collateralized).
Section 2.09Fees.
(a)The Borrower agrees to pay (or in the case of clause (ii), cause the Applicable Account Party to pay) to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) (i) a commitment fee (the “Commitment Fee”), which shall accrue at the applicable percentage set forth in the column entitled “Commitment Fee” in the definition of Applicable Rate multiplied by the average daily difference between (x) the Revolving Commitments and (y) the aggregate principal amount of (1) all outstanding Revolving Loans plus (2) the Letter of Credit Usage during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates and (ii) a Letter of Credit participation fee (the “Letter of Credit Fee”), which shall accrue at the applicable percentage set forth in the column entitled “Term Benchmark Loans and Letter of Credit Fees” in the definition of Applicable Rate, multiplied by the average daily undrawn amount of the Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination). Accrued fees under this Section 2.09(a) shall be payable in arrears on the date that is 15 calendar days after the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date, and on the date on which the Commitments terminate; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. All fees under this Section 2.09(a) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)
(i)The Borrower agrees to pay (or cause the Applicable Account Party to pay) directly to each Issuing Bank, for its own account, the following fees:
(A)a fronting fee equal to 0.125% per annum, multiplied by the average daily undrawn amount under all Letters of Credit issued by such Issuing Bank (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination) from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank; and
(B)such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
(ii)The fees in clause (b)(i) above shall be payable quarterly in arrears on the last day of March, June, September and December of each year during the Availability Period, commencing on the first such date to occur after the issuance of such Letter of Credit, and on the Maturity Date.

(c)The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Agent Fee Letter.
(d)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the parties specified herein. Fees paid shall not be refundable under any circumstances.
Section 2.10Interest.
(a)The Revolving Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)The Revolving Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default the type described in Section 7.01(a) or Section 7.01(b), all overdue amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in Section 2.10(a).
(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)The Borrower agrees to pay to the applicable Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Loans that are ABR Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Loans that are ABR Loans.
(f)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Term SOFR Rate shall be determined by the Administrative Agent or the applicable

Issuing Bank, as the case may be, and such determination shall be conclusive absent manifest error.
Section 2.11Alternate Rate of Interest; Illegality.
(a)Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.11, if:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time after the Benchmark has been replaced by Adjusted Daily Simple SOFR, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or
(ii)the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time after the Benchmark has been replaced by Adjusted Daily Simple SOFR, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.05 or a new Borrowing Request in accordance with the terms of Section 2.03, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an Adjusted Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.11(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.11(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.11(a) with respect to the Adjusted Term SOFR Rate, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.05 or a new Borrowing Request in accordance with the terms of Section 2.03, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an Adjusted Daily Simple SOFR Borrowing so long as the Adjusted

Daily Simple SOFR is not also the subject of Section 2.11(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.11(a)(i) or (ii) above, on such day.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.11(b)), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.
(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an Adjusted Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or Adjusted Daily Simple SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or Adjusted Daily Simple SOFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.11, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an Adjusted Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day.
Section 2.12Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank;
(ii)subject the Administrative Agent, any Issuing Bank, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender, any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender or such Issuing Bank; and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making, continuing, converting to or maintaining any Loan (or of maintaining its obligation to make any such Loan) or issue, amend, extend, increase or maintain in place a Letter of Credit, as the case may be, or to reduce the amount of any sum received or receivable by such Lender hereunder or such Issuing Bank (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such Issuing Bank for such additional costs incurred or reduction suffered.
(b)If any Lender or any Issuing Bank determines that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder or the Loans made by such Lender or the Letter of Credit issued by such Issuing Bank to a level below that which such Lender or such Lender’s holding company or such Issuing Bank or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity requirements), then from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its respective holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section or Section 2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.14Taxes.
(a)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making such deduction or withholding for Indemnified Taxes (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.
(b)In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.
(c)The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender, as the case may be, or required to be withheld or deducted from any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, as long as the Borrower is a U.S. Person:

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender, if it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be required by law or requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as required by law or upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(a)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(b)executed copies of IRS Form W-8ECI;
(c)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable; or
(d)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W8BEN-E or IRS Form W-8BEN, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of such direct or indirect partner or partners;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such applicable Loan Party, upon the request of such Lender or the Administrative Agent, as applicable, shall repay to such Lender or the Administrative Agent, as the case may be, the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender or the Administrative Agent, as applicable, is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will a Lender or the Administrative Agent be required to pay any amount to a Loan Party pursuant to this paragraph (g), the payment of which would place the Lender or the Administrative Agent, as applicable, in a less favorable net after-Tax position than the Lender or the Administrative Agent, as the case may be, would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (g) shall not be construed to require any Lender or the Administrative Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Loan Party or any other Person.
(h)For all purposes of this Section 2.14, the term “Lender” includes and shall apply equally to the benefit of each Issuing Bank.
(i)Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.15Payments Generally; Pro Rata Treatment; Sharing of Set-Off.
(a)The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Sections 2.12, 2.13 or 2.14, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in each case, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its Principal Office and except that payments pursuant to Sections 2.12, 2.13 or 2.14 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder in respect of any disbursement under any Letter of Credit denominated in any Alternative Currency shall, except as otherwise expressly provided herein, be made in the such Alternative Currency, and all other payments under this Agreement and under each other Loan Document shall be made in dollars. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in dollars in the Dollar Equivalent of the Alternative Currency payment amount.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)If any Lender or any Issuing Bank shall fail to make any payment required to be made by it pursuant to Section 2.04(a), Section 2.04(b), Section 2.15(d) or Section 2.21, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender or such Issuing Bank, as the case may be, to satisfy such Lender’s or such Issuing Bank’s, as applicable, obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.16Mitigation Obligations; Replacement of Lenders.
(a)Before any Lender requests compensation under Section 2.12, or requires the Borrower to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If (i) any Lender requests compensation under Section 2.12, (ii) the Borrower is required to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 or (iii) is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.14) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees so assigned) or the Borrower (in the case of all other amounts so assigned), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Borrower exercises its rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c)Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.16.

Section 2.17Defaulting Lenders.
(a)Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 9.02.
(ii)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.21(i); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy (x) such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with the procedures set forth in Section 2.21(i); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans, and funded and unfunded participations in Letters of Credit, were made when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans and Letter of Credit Disbursements to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans or Letter of Credit Disbursements of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit, without giving effect to Section 2.17(a)(iv), are held by the Lenders pro rata in accordance with the Revolving

Commitments without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)
(A)No Defaulting Lender shall be entitled to receive any Commitment Fee or Letter of Credit Fee pursuant to Section 2.09 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)With respect to any Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Participations to Reduce Fronting Exposure.
(A)So long as no Default or Event of Default has occurred and is continuing, all or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the Total Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 9.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(B)If the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, Cash Collateralize for the benefit of the applicable Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Usage (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.21 for so long as such Letter of Credit Usage is outstanding.
(C)If the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Usage pursuant to clause (B) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(b) with respect to such Defaulting Lender’s Letter of Credit Usage during the period such Defaulting Lender’s Letter of Credit Usage is Cash Collateralized.

(D)If the Letter of Credit Usage of the non-Defaulting Lenders is reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 2.09(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages.
(E)If all or any portion of such Defaulting Lender’s Letter of Credit Usage is neither reallocated nor Cash Collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all fees payable under Section 2.09(b) with respect to such Defaulting Lender’s Letter of Credit Usage shall be payable to the applicable Issuing Bank until and to the extent that such Letter of Credit Usage is reallocated and/or Cash Collateralized.
(b)If the Borrower, the Administrative Agent and the Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their respective Applicable Percentages, without giving effect to Section 2.17(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)If a Bankruptcy Event with respect to a parent of any Lender shall occur following the date hereof and for so long as such event shall continue or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to such Issuing Bank, to defease any risk to it in respect of such Lender hereunder.
Section 2.18Increase of Revolving Commitments.
(a)Requests for Increase. The Borrower may, from time to time, propose that the Revolving Commitments hereunder be increased by having an existing Lender agree to increase its then existing Revolving Commitment (each, an “Increasing Revolving Lender”) and/or by adding as a new Lender hereunder any Person approved by the Administrative Agent and each Issuing Bank (in each case, such approval not to be unreasonably withheld, conditioned or delayed) (each, an “Assuming Revolving Lender”) that shall agree to provide a Revolving Commitment hereunder (each such proposed increase pursuant to the foregoing being a “Revolving Commitment Increase”), in each case, by notice to the Administrative Agent specifying the amount of the relevant Revolving Commitment Increase, the Increasing Revolving Lender(s) and/or Assuming Revolving Lenders providing for such Revolving Commitment

Increase and the date on which such increase is to be effective (the “Revolving Commitment Increase Date”), which shall be a Business Day at least three Business Days after delivery of such notice and ten Business Days prior to the Maturity Date; provided that:
(i)the minimum amount of each Revolving Commitment Increase shall be $1,000,000 or a multiple of $500,000 in excess thereof;
(ii)the aggregate amount of all Revolving Commitment Increases hereunder, together with the aggregate amount of all Incremental Term Loans incurred under Section 2.19, shall not exceed the Incremental Available Amount;
(iii)both at the time of any such request and upon the effectiveness of any Revolving Credit Commitment Increases, no Default or Event of Default shall have occurred and be continuing or would result from such proposed Revolving Commitment Increase;
(iv)the representations and warranties set forth in Article 3 and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) immediately prior to, and after giving effect to, such Revolving Commitment Increase as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(v)any Revolving Commitment Increase shall rank equal in right of payment with the Revolving Loans and the Liens on the Collateral securing the Revolving Commitment Increase shall rank equal in priority with the Liens on the Collateral securing the Revolving Loans;
(vi)no Revolving Commitment Increase may be (A) guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors or (B) secured by Liens on any assets other than the Collateral; and
(vii)any Revolving Commitment Increase shall be on terms that are identical to the existing Revolving Commitments.
Each notice by the Borrower under this paragraph shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clauses (iii) and (iv) above. Notwithstanding anything herein to the contrary, no Lender shall have any obligation hereunder to become an Increasing Revolving Lender and any election to do so shall be in the sole discretion of each Lender.
(b)Effectiveness of Increase. Each Revolving Commitment Increase (and the increase of the Revolving Commitment of each Increasing Revolving Lender resulting therefrom) shall become effective as of the relevant Revolving Commitment Increase Date upon receipt by the Administrative Agent, on or prior to 12:00 noon, New York City time, on such Revolving Commitment Increase Date, of (i) a certificate of a duly authorized officer of the Borrower stating that the conditions with respect to such Revolving Commitment Increase under this Section 2.18 have been satisfied, (ii) an agreement (a “Revolving Commitment Increase Supplement”), in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which, effective as of such Revolving Commitment Increase Date, as applicable, the

Revolving Commitment of each such Increasing Revolving Lender shall be increased or each such Assuming Revolving Lender shall undertake a Revolving Commitment reflecting such Assuming Revolving Lender’s Revolving Commitment, in each case duly executed by such Increasing Revolving Lender or Assuming Revolving Lender, as the case may be, and the Borrower and acknowledged by the Administrative Agent and (iii) such certificates, legal opinions or other documents from the Borrower reasonably requested by the Administrative Agent in connection with such Revolving Commitment Increase. Upon the Administrative Agent’s receipt of a fully executed Revolving Commitment Increase Supplement from each Increasing Revolving Lender and/or Assuming Revolving Lender referred to in clause (ii) above, together with the certificates, legal opinions and other documents referred to in clauses (i) and (iii) above, the Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Revolving Commitment Increase to the Borrower and the Lenders (including, if applicable, each Assuming Revolving Lender). At the election of the Administrative Agent in its sole discretion, any Revolving Loans outstanding on any Revolving Commitment Increase Date shall be reallocated among the Lenders (with Lenders making any required payments to each other) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised pro rata shares of such Lenders arising from any nonratable increase in the Revolving Commitments under this Section 2.18. Upon each such Revolving Commitment Increase, the participation interests of the Lenders in the then outstanding Letters of Credit shall automatically be adjusted to reflect, and each Lender (including, if applicable, each Assuming Revolving Lender) shall have a participation in each such Letter of Credit equal to, the Lenders’ respective Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit after giving effect to such increase.
Section 2.19Incremental Term Loans.
(a)Requests for Incremental Term Loans. The Borrower and any one or more Lenders or other lenders arranged by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) (an “Incremental Term Loan Lender”) may from time to time agree that such Incremental Term Loan Lenders shall make one or more tranches of term loans available to the Borrower (each, an “Incremental Term Loan”). Any such Incremental Term Loan shall be made available (the date such Incremental Term Loan is made available, an “Incremental Term Loan Effective Date”) to the Borrower on terms and pursuant to a supplement to this Agreement in form and substance substantially consistent with the terms in this Agreement, or otherwise reasonably satisfactory to the Administrative Agent, the Incremental Term Loan Lenders and the Borrower (an “Incremental Term Loan Supplement”) executed and delivered by the Borrower, the applicable Incremental Term Loan Lenders and the Administrative Agent (which Incremental Term Loan Supplement may include such amendments to this Agreement as shall be required in the reasonable judgment of the Administrative Agent to effect the intent of this Section); provided that, and subject to the provisions set forth in Section 1.06 with respect to any Limited Conditionality Acquisition:
(i)the minimum amount of each Incremental Term Loan shall be $1,000,000 or multiple of $500,000 in excess thereof (or such lesser amount as the Administrative Agent may reasonably agree);

(ii)the aggregate amount of all Incremental Term Loans hereunder, together with the aggregate amount of Revolving Commitment Increases incurred under Section 2.18, shall not exceed the Incremental Available Amount;
(iii)either (A) no Default or Event of Default shall exist on such Incremental Term Loan Effective Date before or after the making of any Incremental Term Loans pursuant thereto, or would result therefrom or (B) in the case of any Incremental Term Loan the proceeds of which are being used primarily to finance a Limited Conditionality Acquisition, (I) no Default or Event of Default shall exist on the date the definitive documentation relating to such Limited Conditionality Acquisition is entered into by the Borrower or any Subsidiary, as set forth in Section 1.06 and (II) no Specified Event of Default shall exist on the Incremental Term Loan Effective Date before or after the making of any Incremental Term Loans pursuant thereto;
(iv)the representations and warranties set forth in Article 3 and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) with the same effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); provided that in the case of Incremental Term Loans incurred to finance a Limited Conditionality Acquisition, (A) this clause (iv) shall instead require the making of the Specified Representations and (B) any reference to “Material Adverse Effect” in the Specified Representations shall be understood for this purpose to refer to “Material Adverse Effect” or similar definition as defined in the primary transaction agreement governing such Limited Conditionality Acquisition);
(v)any Incremental Term Loans shall rank equal in right of payment with the Revolving Loans and Revolving Commitments and the Liens on the Collateral securing the Incremental Term Loans shall rank equal in priority with the Liens on the Collateral securing the Revolving Loans and the Revolving Commitments;
(vi)no Incremental Term Loans may be (A) guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors or (B) secured Liens on any assets other than the Collateral;
(vii)Incremental Term Loans may, among other things, be subject to mandatory prepayment obligations, and may share ratably in any other mandatory prepayments (which, in the case of any Incremental Term Loans provided under a “B” term loan facility, may include an excess cash flow sweep, in addition to asset sale and casualty event mandatory prepayments);
(viii)each Incremental Term Loan (the terms of which shall be set forth in the Incremental Term Loan Supplement) shall not (I) have a maturity date earlier than the Maturity Date (after giving effect to any extensions under Section 2.20) and (II) the amortization schedule applicable to such Incremental Term Loan shall be customary for loans of such type based on market conditions at the time of incurrence, in the good faith determination of the Borrower;

(ix)the Applicable Rate and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the applicable Incremental Term Loan Lenders and the Borrower on the applicable Incremental Term Loan Effective Date; and
(x)except as provided above, all other terms and conditions applicable to any Incremental Term Loan, to the extent not consistent with the terms and conditions applicable to the then existing Revolving Loans and Revolving Commitments (subject to customary adjustments to reflect the term loan nature of such Incremental Term Loan) and applicable prior to the Maturity Date, shall be reasonably satisfactory to the Administrative Agent and the Borrower (it being understood that any term or condition applicable to any Incremental Term Loan that is more favorable to the Incremental Term Loan Lender making such Incremental Term Loan than the corresponding term or condition is to the Lenders making the Revolving Commitments shall be deemed reasonably satisfactory to the Administrative Agent if the Lenders making the Revolving Commitments receive the benefit of such more favorable term or condition applicable to any Incremental Term Loan through the addition of such more favorable term or condition to the Loan Documents for the benefit of the Lenders making the Revolving Commitments).
Notwithstanding anything herein to the contrary, no Lender shall have any obligation hereunder to become an Incremental Term Loan Lender and any election to do so shall be in the sole discretion of each Lender.
(b)Effectiveness of Incremental Term Loan. On each Incremental Term Loan Effective Date, the Borrower shall deliver to the Administrative Agent (i) a certificate of a duly authorized officer of the Borrower stating that the conditions with respect to such Incremental Term Loan under this Section 2.19 have been satisfied, (ii) an executed Incremental Term Loan Supplement and (iii) such certificates, legal opinions or other documents from the Borrower reasonably requested by the Administrative Agent in connection with such Incremental Term Loan. Upon the Administrative Agent’s receipt of a fully executed Incremental Term Loan Supplement, together with the certificates, legal opinions and other documents referred to in clauses (i) and (ii) above, the Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Incremental Term Loan to the Borrower and the Lenders.
Section 2.20Extension of the Maturity Date. The Borrower may from time to time, upon written notice (the “Extension Notice”) to the Administrative Agent (which shall promptly notify the Lenders), request an extension of the Maturity Date. If the conditions in this Section 2.20 are met, the Maturity Date shall be extended to the date specified in such Extension Notice for all Extending Lenders. If a Lender agrees, in its individual and sole discretion, to so extend its Revolving Commitment (an “Extending Lender”), it shall deliver to the Administrative Agent a written notice of its agreement to do so no later than 15 days after the date the applicable Extension Notice is received by the Administrative Agent (or such later date to which the Borrower and the Administrative Agent shall agree), and the Administrative Agent shall promptly thereafter notify the Borrower of such Extending Lender’s agreement to extend its Revolving Commitment (confirming the date of extension and the new Maturity Date (after giving effect to such extension) applicable to such Extending Lender). The Revolving

Commitment of any Lender that fails to accept or respond to the Borrower’s request for extension of the Maturity Date (a “Declining Lender”) shall be terminated on the Maturity Date then in effect for such Lender (without regard to any extension by other Lenders) and on such Maturity Date the Borrower shall pay in full the unpaid principal amount of all Loans owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement. The Administrative Agent shall promptly notify each Extending Lender of the aggregate Revolving Commitments of the Declining Lenders. Each Extending Lender may offer to increase its respective Revolving Commitment by an amount not to exceed the aggregate amount of the Declining Lenders’ Revolving Commitments, and such Extending Lender shall deliver to the Administrative Agent a notice of its offer to so increase its Revolving Commitment no later than 30 days after the date the applicable Extension Notice is received by the Administrative Agent (or such later date to which the Borrower and the Administrative Agent shall agree). To the extent the aggregate amount of additional Revolving Commitments that the Extending Lenders offer pursuant to the preceding sentence exceeds the aggregate amount of the Declining Lenders’ Revolving Commitments, such additional Revolving Commitments shall be reduced on a pro rata basis. To the extent the aggregate amount of Revolving Commitments that the Extending Lenders have so offered to extend is less than the aggregate amount of Revolving Commitments that the Borrower has so requested to be extended, the Borrower shall have the right but not the obligation to require any Declining Lender to (and any such Declining Lender shall) assign in full its rights and obligations under this Agreement to one or more banks or other financial institutions (which may be, but need not be, one or more of the Extending Lenders) which at the time agree to, in the case of any such Person that is an Extending Lender, increase its Revolving Commitment and in the case of any other such Person (a “New Extending Lender”), become a party to this Agreement; provided that (i) such assignment is otherwise in compliance with Section 9.04, (ii) such Declining Lender receives payment in full of the unpaid principal amount of all Revolving Loans owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement and (iii) any such assignment shall be effective on the date on or before the date the Maturity Date is so extended as may be specified by the Borrower and agreed to by the respective New Extending Lenders and Extending Lenders, as the case may be, and the Administrative Agent. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower, dated as of the date of the Extension Notice, signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower and the Guarantors approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, the conditions of Section 4.02(a) and (b) shall be satisfied as of the date of the Extension Notice. Any extension pursuant to this Section 2.20 shall be effected pursuant to an Extension Agreement executed and delivered by the Borrower, the Extending Lenders, any New Extending Lenders and the Administrative Agent. Each Extension Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provision of this Section 2.20.

Section 2.21Letters of Credit.
(a)Letters of Credit. During the Availability Period, subject to the terms and conditions hereof, the Issuing Banks agree to issue Letters of Credit (or amend, extend or increase any outstanding Letter of Credit) at the request and for the account of the Borrower or any Restricted Subsidiary (the “Applicable Account Party”) denominated in any Agreed Currency; provided (i) the stated amount of each Letter of Credit shall not be less than $10,000 or the Dollar Equivalent thereof or, in each case, such lesser amount as is acceptable to the applicable Issuing Bank; (ii) after giving effect to such issuance, amendment, extension or increase, in no event shall (x) the Aggregate Total Exposure exceed the Revolving Commitments then in effect or (y) any Lender’s Total Exposure exceed such Lender’s Revolving Commitment; (iii) after giving effect to such issuance, amendment, extension or increase, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect, (iv) after giving effect to such issuance, amendment, extension or increase, unless otherwise agreed to by the applicable Issuing Bank in its sole discretion in writing to the Borrower and the Administrative Agent, in no event shall the Letter of Credit Usage with respect to the Letters of Credit issued by such Issuing Bank exceed the Letter of Credit Issuer Sublimit of such Issuing Bank then in effect, and (v) in no event shall any Letter of Credit have an expiration date later than the earlier of (A) the fifth Business Day prior to the Maturity Date and (B) the date which is twelve months from the original date of issuance of such Letter of Credit. An Issuing Bank shall not be under any obligation to issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or request that such Issuing Bank refrain from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally or (iii) such Letter of Credit is not a standby letter of credit. Subject to the foregoing, the applicable Issuing Bank may agree that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless the applicable Issuing Bank elects not to extend for any such additional period and provides prior written notice to that effect to the Borrower; provided that such Issuing Bank shall not extend any such Letter of Credit if it has received written notice from the Administrative Agent that an Event of Default has occurred and is continuing at the time such Issuing Bank must elect to allow such extension; provided, further, if any Lender is a Defaulting Lender, the Issuing Banks shall not be required to issue, amend, extend or increase any Letter of Credit unless the applicable Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit of such Defaulting Lender, including by Cash Collateralizing such Defaulting Lender’s Applicable Percentage of the Letter of Credit Usage. Unless otherwise expressly agreed by the applicable Issuing Bank, the Borrower and the

Applicable Account Party when a Letter of Credit is issued, the rules of the ISP 98 shall apply to each Letter of Credit.
(b)Notice of Issuance. Whenever an Applicable Account Party desires the issuance, extension, increase or amendment of a Letter of Credit, it shall deliver to each of the Administrative Agent and the applicable Issuing Bank an Application in use by the applicable Issuing Bank at that time no later than 1:00 p.m., New York City time, at least five Business Days in advance of the proposed date of issuance, extension, increase or amendment or such shorter period as may be agreed to by the applicable Issuing Bank in any particular instance. Such Application shall be accompanied by documentary and other evidence of the proposed beneficiary’s identity as may reasonably be requested by the applicable Issuing Bank to enable the applicable Issuing Bank to verify the beneficiary’s identity or to comply with any applicable laws or regulations, including the USA PATRIOT Act or as otherwise customarily requested by the applicable Issuing Bank. Upon satisfaction or waiver of the conditions set forth in Section 4.02 and subject to the terms and conditions set forth in this Section 2.21, the applicable Issuing Bank shall issue, amend, extend or increase the requested Letter of Credit subject to no violation of any of, and only in accordance with, the Issuing Bank’s standard operating procedures as in effect from time to time. Upon the issuance of any Letter of Credit or amendment, extension or increase thereof, the applicable Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender with a Revolving Commitment of such issuance, which notice from the Administrative Agent shall be accompanied by a copy of such Letter of Credit or amendment, extension or increase thereof and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.21(e). Notwithstanding anything contained in any Application furnished to any Issuing Bank in connection with the issuance, amendment, extension or increase of any Letter of Credit, in the event of any conflict between the terms and conditions of such Application and the terms and conditions of this Agreement, on the other hand, the terms and conditions of this Agreement shall control.
(c)Responsibility of the Issuing Banks With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary(ies) thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. As between the Borrower, the Applicable Account Party and the applicable Issuing Bank, the Borrower and the Applicable Account Party assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the applicable Issuing Bank, by the respective beneficiaries of such Letters of Credit; provided, however, the foregoing does not limit any of the Borrower’s or the Applicable Account Party’s rights against any such beneficiary. In furtherance and not in limitation of the foregoing, an Issuing Bank shall not be responsible or have any liability for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by any beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; (viii) for any other action or inaction taken or suffered by such Issuing Bank under or in connection with any such Letter of Credit, if required or expressly authorized under the circumstances by any applicable domestic or foreign law of letter of credit practice; or (ix) any consequences arising from causes beyond the control of such Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Bank’s rights or powers hereunder or place such Issuing Bank under any liability to the Borrower. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by an Issuing Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in “good faith” (as such term is defined in Article 5 of the UCC), shall not give rise to any liability on the part of the Issuing Bank to the Borrower or any party to this Agreement. Notwithstanding anything to the contrary contained in this Section 2.21(c), the applicable Issuing Bank shall not be excused from liability to the Borrower or the Applicable Account Party to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower or the Applicable Account Party that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank (as determined by a final, non-appealable judgment of a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.
(d)Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event the applicable Issuing Bank has honored a drawing under a Letter of Credit, it shall promptly notify the Borrower and the Administrative Agent, and the Borrower shall reimburse (or cause the Applicable Account Party to reimburse) such Issuing Bank in the applicable Agreed Currency of such drawing or dollars, on the date such disbursement is made, if the Borrower has received notice of such drawing prior to 1:00 p.m., New York City time, on such date, or if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time, on the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in immediately available funds equal to the amount of such honored drawing, or in the case of any reimbursement in dollars, in an amount equal to the Dollar Equivalent of the amount of such honored drawing, together with interest at the applicable rate provided in Section 2.10(e); provided that, if the Dollar Equivalent of such honored drawing is $500,000 or more, the

Borrower may, subject to the conditions to borrowing set forth herein, request that such payment be financed with an ABR Borrowing in an amount equal to the Dollar Equivalent of such honored drawing and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower or the Applicable Account Party fails to timely reimburse the applicable Issuing Bank on or before the Reimbursement Date, then (x) any such drawing denominated in an Alternative Currency shall automatically be converted to a drawing denominated in dollars in an amount equal to the Dollar Equivalent of such drawing and (y) the Administrative Agent shall promptly notify each Lender of the Reimbursement Date and the Dollar Equivalent of the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested ABR Loans to be disbursed in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request), and on the Reimbursement Date, Lenders with Revolving Commitments shall make Revolving Loans that are ABR Loans the amount of the Dollar Equivalent of such honored drawing. Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.21(d) may be given by telephone if immediately confirmed in writing (which confirmation may be by telecopy or other electronic transmission); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in dollars, the Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, such Issuing Bank or such Lender or (y) reimburse each drawing made in such Alternative Currency in dollars, in an amount equal to the Dollar Equivalent of such drawing on the date such drawing is made.
(e)Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance, amendment, extension or increase of each Letter of Credit, without any further action by any Person, the applicable Issuing Bank shall be deemed to have sold to each Lender and each Lender shall have been deemed to have purchased from such Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Applicable Percentage (with respect to the Revolving Commitments) of the Dollar Equivalent of the maximum amount which is or at any time may become available to be drawn thereunder (each such Lender purchasing a participation, a “Participating Lender”). In the event that the Borrower or the Applicable Account Party shall fail for any reason to reimburse the applicable Issuing Bank as provided in Section 2.21(d), (x) any such drawing denominated in an Alternative Currency shall automatically be converted to a drawing denominated in dollars in an amount equal to the Dollar Equivalent of such drawing and (y) the applicable Issuing Bank shall promptly notify the Administrative Agent who will notify each Participating Lender of the Unreimbursed Amount and the amount of such Lender’s respective participation therein based on such Lender’s Applicable Percentage of the Revolving Commitments. Each Participating Lender shall make available to the Administrative Agent, for the account of the applicable

Issuing Bank, an amount equal to its respective participation, and in immediately available funds, no later than 1:00 p.m., New York City time, on the first Business Day (under the laws of the jurisdiction in which the Principal Office of the Administrative Agent is located) after the date notified by the applicable Issuing Bank. In the event that any Participating Lender fails to make available to the Administrative Agent on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.21(e), the applicable Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by such Issuing Bank for the correction of errors among banks and thereafter at the Alternate Base Rate. Each Lender acknowledges and agrees that its obligation to fund participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, extension, or increase of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Rule 3.13 and Rule 3.14 of ISP 98) permits a drawing to be made under such Letter of Credit after the expiration thereof or after the expiration or termination of the Commitments or any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including those set forth in the following paragraph (f), and that each such payment shall be made without any defense, offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in issuing, amending, extending, or increasing any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representations and warranties of the Borrower deemed made pursuant to Section 4.02. In the event the applicable Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.21(e) for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.21(e) with respect to such honored drawing such Lender’s Applicable Percentage of all payments subsequently received by such Issuing Bank from the Borrower or the Applicable Account Party in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the Administrative Questionnaire or at such other address as such Lender may request.
(f)Obligations Absolute. The obligation of the Borrower and each Applicable Account Party to reimburse each Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.21(d) and the obligations of Lenders under Section 2.21(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which the Borrower, any Applicable Account Party or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Bank, any Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary(ies) for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower, any Applicable Account Party or any Subsidiaries or any other Person; (vi) any breach hereof or any other Loan Document by any party hereto or thereto; (vii) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Rule 3.13 and Rule 3.14 of ISP 98) permits a drawing to be made under such Letter of Credit after the expiration thereof or after the expiration or termination of the Commitments, (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (ix) the fact that an Event of Default or a Default shall have occurred and be continuing.
(g)Indemnification. Without duplication of any obligation of the Borrower under Section 9.03, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save and hold harmless the Issuing Banks from and against any and all claims, demands, liabilities, damages and losses, and all reasonable and documented costs, charges and out-of-pocket expenses (including reasonable fees, out-of-pocket expenses and disbursements of one primary counsel (and in the case of an actual or potential conflict of interest where any Issuing Bank affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Issuing Bank), one regulatory counsel and one local counsel in each relevant material jurisdiction), which the Issuing Banks may incur or be subject to as a consequence, direct or indirect, of, or arising out of, in any way being connected with, or as a result of any Letter of Credit, including the use of the proceeds therefrom and any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, other than as a result of the gross negligence, bad faith or willful misconduct of such Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Borrower will pay all amounts owing under this Section promptly after written demand therefor. This Section 2.21(g) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(h)Resignation and Removal of an Issuing Bank. An Issuing Bank may resign as an Issuing Bank by providing at least 60 days prior written notice to the Administrative Agent, the Lenders and the Borrower. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or reimbursement obligations with respect thereto outstanding), and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. At the time any such resignation or replacement shall become effective, (a) the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.09 and (b) the replaced Issuing Bank may at its option remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation. After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall not be required to issue, amend, extend or increase any Letters of Credit.
(i)Cash Collateral. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with Letter of Credit Usage representing greater than 50% of the total Letter of Credit Usage) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent (the “Collateral Account”), in the name of the Administrative Agent and for the benefit of the Lenders and the Issuing Banks, an amount in cash that would Cash Collateralize the Letters of Credit plus any accrued and unpaid interest thereon; provided that (i) any such required Cash Collateral shall be made in dollars and (ii) the obligation to deposit such Cash Collateral shall become effective immediately, and such Cash Collateral shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Bankruptcy Event. Such Cash Collateral shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. In addition, and without limiting the foregoing or paragraph (a) of this Section, if any Letter of Credit Usage remains outstanding after the expiration date specified in Section 2.21(a)(v), the Borrower shall immediately Cash Collateralize such Letter of Credit Usage plus any accrued and unpaid interest thereon. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such Cash Collateral, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such Cash Collateral shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for any disbursements under Letters of Credit made by it and for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Usage at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Letter of Credit Usage representing greater than 50% of the total Letter of Credit Usage), be applied to satisfy other Obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower (or as otherwise ordered by a court of competent jurisdiction) within five Business Days after all Events of Default have been cured or waived.
(j)Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.21, the provisions of this Section 2.21 shall apply.

3ARTICLE 3
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders and the Issuing Banks that:
Section 3.01Organization; Powers. Each of the Borrower and its Restricted Subsidiaries is duly organized and validly existing. Each of the Borrower and its Restricted Subsidiaries (other than any Immaterial Subsidiary) is (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. None of the Borrower and its Restricted Subsidiaries is an EEA Financial Institution.
Section 3.02Authorization; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action. Each of the Borrower and the Guarantors has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitute its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) those approvals, consents, registrations, filings or other actions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect, (b) except as would not reasonably be expected to have a Material Adverse Effect, will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate any charter, by-laws or other organizational document of the Borrower or any of its Restricted Subsidiaries, (d) except as would not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument (other than the agreements and instruments referred to in clause (c)) binding upon the Borrower or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Restricted Subsidiaries and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries (other than the Liens created pursuant to the Security Documents).
Section 3.04Financial Condition; No Material Adverse Change.
(a)The Borrower has heretofore furnished to the Administrative Agent its consolidated balance sheets, statements of operations, statements of comprehensive loss, statements of stockholders’ equity and statements of cash flows (i) as of and for the fiscal years ended (x) December 31, 2020 and December 31, 2021, in each case, audited by

PricewaterhouseCoopers LLP, independent public accountants and (ii) as of and for the fiscal quarters ended March 31, 2022 and June 30, 2022. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Restricted Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited financial statements referred to in clause (ii) above.
(b)Since December 31, 2021, no event, development or circumstance exists or has occurred that has had or would reasonably be expected to have a Material Adverse Effect.
Section 3.05Properties.
(a)Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in or rights to use, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)Each of the Borrower and its Restricted Subsidiaries owns, or is licensed to use, or otherwise has the right to use, all trademarks, tradenames, domain names, social and mobile media identifiers and other source identifiers, copyrights, patents, methods, processes and other intellectual property material to the business of the Borrower and its Subsidiaries, taken as a whole; provided that the foregoing is not a representation or warranty of non-infringement which is addressed solely by the next sentence. To the knowledge of the Borrower, the operation of the businesses of the Borrower and its Restricted Subsidiaries does not infringe upon, misappropriate or otherwise violate the rights of any other Person, in each case except for any such infringements, misappropriations or violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Restricted Subsidiaries have taken commercially reasonable measures to protect and maintain (i) the security, integrity and continuous operation of their systems, networks, software and other information technology assets (and the data stored thereon) and (ii) the confidentiality of their trade secrets, and there have been no breaches or outages of or unauthorized access to the foregoing in the past two years, in each case, that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
Section 3.06Litigation and Environmental Matters.
(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the Transactions.
(b)Except with respect to any matter that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental

Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.
Section 3.07Compliance with Laws and Agreements; No Default. Each of the Borrower and its Restricted Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
Section 3.08Investment Company Status. None of the Borrower or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 3.09Margin Stock. None of the Borrower or any Restricted Subsidiary is engaged in the business of purchasing or carrying, or extending credit for the purpose of purchasing or carrying, margin stock (within the meaning of Regulation U issued by the Board), and no proceeds of any Loan or any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U or Regulation X issued by the Board and all official rulings and interpretations thereunder or thereof.
Section 3.10Taxes. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with respect to income, properties or operations of the Borrower and its Restricted Subsidiaries, (ii) such returns accurately reflect all liability for Taxes of the Borrower and its Subsidiaries as a whole for the periods covered thereby and (iii) each of the Borrower and its Restricted Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and, to the extent required by GAAP, for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.
Section 3.11ERISA.
(a)Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the knowledge of the Borrower, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, to the knowledge of the Borrower, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification). No ERISA Event has occurred, or is reasonably expected to occur, other than as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)There exists no Unfunded Pension Liability with respect to any Plan, except as would not reasonably be expected to result in a Material Adverse Effect.
(c)No Loan Party, Restricted Subsidiary or ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make contributions to any Multiemployer Plan.
(d)There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any Restricted Subsidiary or any ERISA Affiliate, threatened, in each case, which would reasonably be expected to be asserted successfully against any Plan and, in each case if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.
(e)Each Loan Party, Restricted Subsidiary and ERISA Affiliate has made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(f)Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA; (ii) no Loan Party, Restricted Subsidiary, or ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions; (iii) no Loan Party, Restricted Subsidiary or ERISA Affiliate has incurred or reasonably expects to incur any liability to the PBGC, save for any liability for premiums due in the ordinary course, and no lien imposed under the Code or ERISA on the assets any Loan Party, Restricted Subsidiary or ERISA Affiliate exists or, to the knowledge of the Borrower, is likely to arise on account of any Plan; and (iv) no Loan Party, Restricted Subsidiary or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
(g)Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Non-U.S. Plan have been timely made; (iii) no Loan Party nor any Restricted Subsidiary has incurred any material obligation in connection with the termination of, or withdrawal from, any Non-U.S.

Plan; and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.
(h)As of the Effective Date that the assets of Borrower involved in the transactions contemplated by this Agreement do not constitute “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans.
Section 3.12Disclosure. All written information and data provided in formal presentations or in any meeting with Lenders (other than any projected financial information and other forward-looking information and other than information of a general economic or industry specific nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder, as modified or supplemented by other information so furnished and when taken as a whole, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projected financial information is subject to significant uncertainties and contingencies, any of which are beyond the Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material).
Section 3.13Subsidiaries. Schedule 3.13 to the Disclosure Letter sets forth as of the Effective Date a list of all Restricted Subsidiaries and the percentage ownership (directly or indirectly) of the Borrower therein. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the shares of capital stock or other ownership interests of all Restricted Subsidiaries of the Borrower are fully paid and non-assessable, if applicable, and are owned by the Borrower (other than minority interests held by other Persons that do not violate any provision of this Agreement), directly or indirectly, free and clear of all Liens other than Liens permitted under Section 6.02.
Section 3.14Solvency. As of the Effective Date, the Borrower and the Restricted Subsidiaries, taken as a whole, are, and after giving effect to the incurrence of any Indebtedness and obligations being incurred in connection herewith will be, Solvent.
Section 3.15Anti-Terrorism Law.
(a)To the extent applicable, neither the Borrower nor any of its Subsidiaries is in violation of any legal requirement relating to U.S. economic sanctions or any laws with respect to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act to the extent applicable and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (each as from time to time in effect) (collectively, “Anti-Terrorism Laws”).
(b)None of (w) the Borrower, any of its Subsidiaries, or any of the Borrower’s directors or officers, or (x) to the knowledge of the Borrower, any of the directors or officers of any of the Borrower’s Subsidiaries, or (y) to the knowledge of the Borrower, any of the employees of the Borrower or its Subsidiaries, or (z) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is any of the following:
(i)a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(ii)a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv)a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
(v)a Sanctioned Country or a Sanctioned Person.
(c)Neither the Borrower nor any of its Subsidiaries (i) conducts any business with, or engages in making or receiving any contribution of funds, goods or services to or for the benefit of, a Person described in Section 3.15(b)(i)-(v) above, except as permitted under U.S. law, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable Anti-Terrorism Law. Neither the Borrower nor its Subsidiaries nor (x) any of the Borrower’s directors or officers or (y) to the Borrower’s knowledge, any of the directors or officers of any of the Borrower’s Subsidiaries or any employee, agent or representative of the Borrower or any of its Subsidiaries has with respect to the business of the Borrower or its Subsidiaries taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given, or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage, in each case in violation in any material respect of any applicable Anti-Corruption Law.
(d)The Borrower will not use, and will not permit any of its Subsidiaries to use, the proceeds of the Loans or any Letter of Credit or otherwise make available such proceeds or Letters of Credit to any Person described in Section 3.15(b)(i)-(v) above, for the purpose of financing the activities of any Person described in Section 3.15(b)(i)-(v) above or in any other manner that would violate any Anti-Terrorism Laws or applicable Sanctions.

(e)The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Terrorism Laws, applicable Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and the officers and directors of the Borrower and, to the knowledge of the Borrower, each of the officers and directors of any of the Borrower’s Subsidiaries and each of the employees and agents of the Borrower and its Subsidiaries, are in compliance with applicable Anti-Terrorism Laws, applicable Anti-Corruption Laws and applicable Sanctions with respect to the business of the Borrower or its Subsidiaries.
(f)No action, suit or proceeding is pending or, to the knowledge of the Borrower, threatened in writing, by or before any court or governmental or regulatory authorities or any arbitrator against the Borrower or any of its Subsidiaries for its or their violation in any material respect of applicable Anti-Corruption Laws.
Section 3.16FCPA; Sanctions. No part of the proceeds of the Loans or any Letter of Credit will be used by the Borrower or any of its Subsidiaries, directly or, to the Borrower’s or any Subsidiary’s knowledge, indirectly, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any applicable Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person, or in any country or territory that, at the time of such funding, financing or facilitating, is a Sanctioned Person or Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto. For the past five years, neither the Borrower nor any of its Subsidiaries has knowingly engaged in, is now knowingly engaged in, or will engage in, any unauthorized dealings or unauthorized transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of applicable Sanctions.
Section 3.17Collateral Matters. The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the applicable Secured Parties, legal, valid and enforceable security interests in the Collateral subject thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and when (x) any certificated Equity Interests included in the Collateral are delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank and (y) financing statements and other filings specified on Schedule 3.17 of the Disclosure Letter in appropriate form are filed in the applicable filing offices set forth on such Schedule 3.17 of the Disclosure Letter, the Liens on the Collateral created by the Guarantee and Collateral Agreement will constitute a fully perfected first-priority security interest in all right, title and interest of the Loan Parties in such Collateral subject to no Liens other than Permitted Liens.
Section 3.18Beneficial Ownership Certification. As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all material respects.

4ARTICLE 4
CONDITIONS
Section 4.01Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of this Agreement and the Guarantee and Collateral Agreement signed on behalf of such Person or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such Person has signed a counterpart of this Agreement and the Guarantee and Collateral Agreement.
(b)The Administrative Agent shall have received a Note executed by the Borrower in favor of each Lender requesting a Note at least three Business Days in advance of the Effective Date.
(c)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Banks and the Lenders and dated the Effective Date) of Latham & Watkins LLP, counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.
(d)The Administrative Agent shall have received (i) certified copies of the resolutions of the board of directors of the Borrower and the Guarantors approving the transactions contemplated by the Loan Documents to which each such Loan Party is a party and the execution and delivery of such Loan Documents to be delivered by such Loan Party on the Effective Date, and all documents evidencing other necessary organizational action and governmental approvals, if any, with respect to the Loan Documents and (ii) all other organizational documentation reasonably requested by the Administrative Agent relating to the formation, organization, existence and good standing (in such Loan Party’s jurisdiction of formation or organization) of the Guarantors and the Borrower.
(e)The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower and each Guarantor certifying the names and true signatures of the officers of such entity authorized to sign the Loan Documents to which it is a party, to be delivered by such entity on the Effective Date and the other documents to be delivered hereunder on the Effective Date.
(f)The Administrative Agent shall have received (i) a certificate, dated the Effective Date and signed on behalf of the Borrower by a Financial Officer of the Borrower, confirming compliance with the conditions set forth in Section 4.02(a) and Section 4.02(b) as of the Effective Date, and (ii) a solvency certificate, dated the Effective Date and signed on behalf of the Borrower by a Financial Officer of the Borrower, certifying that, as of the Effective Date, the Borrower and the Restricted Subsidiaries, taken as a whole, are, and after giving effect to the incurrence of any Indebtedness and obligations being incurred in connection herewith will be, Solvent.

(g)The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid by the Borrower on the Effective Date, and all expenses required to be reimbursed by the Borrower for which invoices have been presented at least two Business Days prior to the Effective Date.
(h)
(i)Upon the reasonable request of any Lender made at least five Business Days prior to the Effective Date, the Borrower shall have provided to such Lender all documentation and other information regarding the Borrower so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least three Business Days prior to the Effective Date.
(ii)At least three Business Days prior to the Effective Date, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver to each Lender that so requests in writing at least ten Business Days prior to the Effective Date a Beneficial Ownership Certification in relation to the Borrower.
(i)The Administrative Agent shall have received (i) audited consolidated financial statements of the Borrower for each of the fiscal years ended December 31, 2020 and December 31, 2021 and (ii) unaudited interim consolidated financial statements of the Borrower for the fiscal quarters ended March 31, 2022 and June 30, 2022.
(j)The Administrative Agent shall have received the results of recent UCC, tax and judgment Lien searches with respect to each of the Loan Parties to the extent reasonably required by the Administrative Agent, and such results shall not reveal any material judgment or any Lien on any of the assets of the Loan Parties except for Liens permitted under Section 6.02 or Liens to be discharged on or prior to the Effective Date.
(k)The Administrative Agent (or its counsel) shall have received a completed perfection certificate dated the Effective Date and signed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby.
(l)The Administrative Agent (or its counsel) shall have received (i) the certificates representing the Equity Interests (to the extent certificated) required to be pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power or similar instrument of transfer for each such certificate endorsed in blank by a duly authorized officer of the pledgor thereof, and (ii) each Material Debt Instrument (if any) endorsed (without recourse) in blank (or accompanied by an transfer form endorsed in blank) by the pledgor thereof.
(m)The Administrative Agent (or its counsel) shall have received (i) UCC (or similar) financing statements naming the Borrower and each Guarantor as debtor and the Administrative Agent as secured party, in appropriate form for filing, registration or recordation in the jurisdiction of incorporation or organization of each such Loan Party and (ii) short form security agreements in appropriate form for filing with the USPTO and the USCO.

(n)The Administrative Agent shall have received a Borrowing Request and/or notice of issuance of Letter of Credit (other than Existing Letters of Credit) relating to the initial credit extensions hereunder.
(o)The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article 8, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
Section 4.02Each Credit Event. Except as expressly set forth in Section 2.19 the obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a Borrowing consisting solely of a conversion of Loans of one Type to another Type or a continuation of a Term Benchmark Loan following the expiration of the applicable Interest Period), and of the Issuing Banks to issue, amend, review or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, or the date of issuance, amendment, extension or increase of such Letter of Credit, as applicable, except that (i) for purposes of this Section, at any time after the financial statements are delivered pursuant to Section 5.01(b) for the fiscal quarter ended September 30, 2022, the representations and warranties contained in Section 3.04(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 5.01(a) or Section 5.01(b) (subject, in the case of unaudited financial statements furnished pursuant to Section 5.01(b), to year-end audit adjustments and the absence of footnotes), (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date and (iii) to the extent that such representations and warranties are already qualified or modified by materiality or words of similar effect in the text thereof, they shall be true and correct in all respects.
(b)At the time of and immediately after giving effect to such Borrowing, or issuance, amendment, extension or increase of a Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
(c)The Administrative Agent shall have received a Borrowing Request.
(d)The applicable Issuing Bank(s) shall have received all documentation and assurances required under Section 2.21 or otherwise as shall be reasonably required by it in connection therewith.
(e)At the time of and immediately after giving effect to such Borrowing, or issuance, amendment, extension or increase of a Letter of Credit, as applicable, the Borrower shall be in compliance with (i) at any time on or prior to September 30, 2023, the covenant set forth in

Section 6.07(a) and (ii) at any time after September 30, 2023, the covenants set forth in Section 6.07(b) and Section 6.07(c).
Each Borrowing or issuance, amendment, extension or increase of a Letter of Credit, as applicable, shall be deemed to constitute a representation and warranty by the Borrower that the conditions specified in paragraphs (a), (b) and (e) of this Section 4.02 have been satisfied as of the date thereof.

5ARTICLE 5
AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and the cancellation, expiration or Cash Collateralization of all Letters of Credit on terms reasonably satisfactory to the applicable Issuing Bank, the Borrower covenants and agrees with the Lenders that:
Section 5.01Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):
(a)(I) within 90 days after each fiscal year end of the Borrower (or, so long as the Borrower shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheets, statements of operations, statements of comprehensive loss, statements of stockholders’ equity and statements of cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the Commitments and the Loans at the Maturity Date or the maturity of the 2025 Convertible Notes) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (II) commencing with the fiscal year beginning January 1, 2023, within 180 days after the beginning each fiscal year, a consolidated annual budget for such fiscal year consisting of a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that the Budget is based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof;
(b)within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, so long as the Borrower shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity (deficit) and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)concurrently with any delivery of financial statements under clause (a) or (b) above, commencing with the fiscal year ending December 31, 2022, a compliance certificate of a Financial Officer of the Borrower in substantially the form of Exhibit F attached hereto (i) certifying as to whether a Default has occurred and is continuing as of the date thereof and, if a Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) of Total Leverage Ratio and (B) demonstrating compliance with the applicable provisions of Section 6.07 as of the last day of the applicable fiscal quarter or fiscal year for which such financial statements are being delivered, and (iii) if and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.04 had an impact on such financial statements, specifying the effect of such change on the financial statements accompanying such certificate;
(d)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(e)concurrently with any delivery of financial statements under clause (a) or (b) above, the Borrower shall provide unaudited financial statements of the character and for the dates and periods as in such clauses (a) and (b) covering the Unrestricted Subsidiaries (on a combined basis), together with a consolidating statement reflecting eliminations or adjustments required to reconcile the financial statements of such Unrestricted Subsidiaries to the financial statements delivered pursuant to such clauses (a) and (b); provided that the Borrower shall not be required to provide such financial statements unless the Borrower compiles such combined financial statements as part of its regular internal reporting processes or is able to compile such combined financial statements without undue effort or expense;
(f)concurrently with the delivery of financial statements under clause (a) or (b) above, the Borrower shall deliver to the Administrative Agent supplements to the exhibits to the Guarantee and Collateral Agreement relating to intellectual property specifying any changes to such exhibits since the Effective Date or since the previous updating required hereby, as applicable (provided that if there have been no changes to any such exhibits since the Effective

Date or since the previous updating required hereby, as applicable, the Borrower shall indicate that there has been “no change” to the applicable exhibits); and
(g)promptly following any request in writing (including any electronic message) therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.
Information required to be delivered pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such information, or provides a link thereto on the Borrower’s website on the Internet on any investor relations page at http://www.lyft.com (or any successor page) or at http://www.sec.gov; or (ii) on which such information is posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
Section 5.02Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:
(a)the occurrence of any Default;
(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Restricted Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect; and
(c)any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section (i) shall be in writing, (ii) shall contain a heading or reference line that reads “Notice under Section 5.02 of the Lyft, Inc. Revolving Credit Agreement dated as of November 3, 2022 and (iii) shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries (other than any Immaterial Subsidiaries) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, and (ii) none of the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiaries) shall be required to preserve, renew or keep in full force and effect its rights, licenses, permits, privileges or franchises where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.04Payment of Taxes and Other Claims. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it or each such Restricted Subsidiary, or its and their respective income, profits, properties or operations that, if unpaid, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, and all lawful claims other than Tax liabilities that, if unpaid, would become a Lien upon any properties of the Borrower or any of its Restricted Subsidiaries not otherwise permitted under Section 6.02, in both cases except where the validity or amount thereof is being contested in good faith by appropriate proceedings and to the extent required by GAAP, the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
Section 5.05Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (i) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured via blanket endorsement thereunder, (ii) provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of Workers Compensation, General Liability, Commercial Auto, and Property policies, and (iii) in the case of each casualty insurance policy, either (A) contain a lender’s loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder or (B) not contain a loss payable clause or endorsement that names any Person (other than the applicable Loan Party or Restricted Subsidiary) as the loss payee thereunder. If the improvements on any Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then, to the extent required by the Flood Insurance Laws, the Borrower shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount reasonably satisfactory to the Administrative Agent and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) upon the reasonable request of the Administrative Agent (except after the occurrence and during the continuation of an Event of Default, not to exceed one time per fiscal year), deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.
Section 5.06Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare financial statements in accordance with GAAP. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (pursuant to the request made through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records to the extent reasonably necessary, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower or such Restricted Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times and as often as reasonably requested (but no more than once annually if no Event of Default exists). Notwithstanding anything to the contrary in this Section, none of the Borrower or any of its Restricted Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or any third party contract legally binding on Borrower or its Restricted Subsidiaries, or (iii) is subject to attorney, client or similar privilege or constitutes attorney work-product.
Section 5.07ERISA-Related Information. The Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests): (a) promptly and in any event within fifteen (15) days after any Loan Party, any Restricted Subsidiary or any ERISA Affiliate files a Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of a Plan with Unfunded Pension Liabilities, a copy of such IRS Form 5500 (including the Schedule B); (b) promptly and in any event within 30 days after any Loan Party, any Restricted Subsidiary or any ERISA Affiliate knows that any ERISA Event that, individually or when aggregated with all other ERISA Events, would reasonably be expected to have a Material Adverse Effect has occurred, a certificate of the most senior financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Loan Party, Restricted Subsidiary, or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of any such ERISA Event under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event; (c) promptly, and in any event within 30 days, after becoming aware that there has been (i) a material increase in Unfunded Pension Liabilities (taking into account only Pension Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable; (ii) the existence of potential withdrawal liability under Section 4201 of ERISA, if any Loan Party, any Restricted Subsidiary and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans, (iii) the adoption of, or the commencement of contributions to, any Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by any Loan Party, any Restricted Subsidiary or any ERISA Affiliate or (iv) the adoption of any amendment to a Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which results in a material increase in contribution obligations of any Loan Party, any Restricted Subsidiary or any ERISA Affiliate, in each case, to the extent such increase, existence or adoption, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, a detailed written description thereof from the most senior financial officer of the Borrower; and (d) if, at any time after the Effective Date, any Loan Party, any Restricted Subsidiary or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Pension Plan or Multiemployer Plan which is not set forth in Schedule 3.11 to the Disclosure Letter, then the Borrower shall deliver to the Administrative Agent an updated Schedule 3.11 to the Disclosure Letter as soon as practicable, and in any event within 20 days after any Loan Party, such Restricted Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), thereto.
Section 5.08Compliance with Laws and Agreements. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including any applicable Environmental Laws, applicable Anti-Corruption Laws, applicable Anti-Terrorism Laws and applicable Sanctions, and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and use reasonable measures to enforce policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, applicable Anti-Terrorism Laws and applicable Sanctions.
Section 5.09Use of Proceeds. The proceeds of the Loans will be used only for working capital and general corporate purposes, including for stock repurchases under stock repurchase programs approved by the Borrower and for acquisitions not prohibited hereunder. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
Section 5.10Additional Guarantors.
(a)If, as of the date of the most recently available financial statements delivered pursuant to Section 5.01(a) or (b), as the case may be, any Subsidiary shall have become a Material Domestic Subsidiary (or shall be otherwise designated as a Material Domestic Subsidiary by the Borrower hereunder), then the Borrower shall, within 60 days (or such longer period of time as the Administrative Agent may agree in its sole discretion) after delivery of such financial statements, (1) cause such Material Domestic Subsidiary to enter into a joinder agreement to the Guarantee and Collateral Agreement in form and substance reasonably satisfactory to the Administrative Agent, (2) deliver to the Administrative Agent, each Issuing Bank and each Lender the documentation and other information so requested in connection with bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (3) (x) deliver to the Administrative Agent any certificates representing the Collateral consisting of Equity Interests issued by such Material Domestic Subsidiary (to the extent such Equity Interests are certificated) and Equity Interests owned by such Material Domestic Subsidiary (to the extent such Equity Interests are certificated and other than Excluded Collateral), (y) deliver to the Administrative Agent such joinder agreements, amendments and supplements to the relevant Security Documents or such other documents as the Administrative Agent shall deem necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a Lien on the Collateral owned by such Material Domestic Subsidiary (other than Excluded Collateral) and (z) take all actions necessary to cause such Lien to be duly perfected to the extent required by the Security Documents in accordance with all applicable laws (not including, for the avoidance of doubt, any foreign laws).
(b)If requested by the Administrative Agent, the Administrative Agent shall receive an opinion of counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent in respect of matters reasonably requested by the Administrative Agent relating to any joinder agreement or the amendments and supplements to the Security Documents or additional Security Documents delivered pursuant to this Section, dated as of the date of such joinder agreement, amendments and supplements or additional Security Documents.
(c)Notwithstanding the foregoing, the Borrower and the Guarantors shall only be required under and subject to the terms of the Loan Documents to perfect a Lien securing the Secured Obligations by (x) filing of UCC financing statements pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s), (y) filing of short form security agreements in appropriate form for filing with the USPTO and the USCO and (z) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of certificated securities evidencing Equity Interests, intercompany notes and Material Debt Instruments, in each case to the extent required pursuant to the Loan Documents. Without limiting the generality of the foregoing, no Borrower or Guarantor shall be required to take any action to perfect a Lien securing the Secured Obligations in (i) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection is accomplished by the filings of a UCC financing statement or equivalent (it being understood that no actions shall be required to perfect a security interest in letter of credit rights other than the filing of a UCC financing statement or equivalent), (ii) commercial tort claims in an amount less than the amount set forth in the Guarantee and Collateral Agreement (other than by the filing of a UCC financing statement), (iii) assets requiring perfection through control agreements or other control arrangements, including in respect of any deposit, securities or commodities account, (iv) any asset located outside of the United States (other than Equity Interests issued by Foreign Subsidiaries to the extent such Equity Interests constitute Collateral) and no foreign law security or pledge agreements or foreign intellectual property filings or searches shall be required, (v) assets requiring perfection by possession (other than pursuant to the foregoing clause (y) of this Section 5.10 (c)), (vi) motor vehicles and other assets subject to certificates of title (other than by the filing of a UCC financing statement) or (vii) assets for which the Borrower and the Administrative Agent reasonably agree that the cost, burden or consequence (including material adverse tax consequences) of perfecting a security interest in such assets is excessive in relation to the value of the security to be afforded thereby.
Section 5.11After-Acquired Real Property. Each Loan Party shall grant to the Administrative Agent, within 90 days of the acquisition thereof (or such later date as the Administrative Agent may agree), a Mortgage on each Mortgaged Property that is acquired by such Loan Party after the Effective Date, and shall deliver to the Administrative Agent (a) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (b) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted under Section 6.02, together with such customary endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (c) a completed Life-of-Loan Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each other Guarantor relating thereto) and, if any improvements on any Mortgaged Property are located within an area designated as a “special flood hazard area,” evidence of such flood insurance as may be required under Section 5.05 and (d) such surveys and legal opinions, in each case, as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property.
Section 5.12Post-Closing. The Borrower shall execute and deliver the documents and complete the tasks set forth on Schedule 5.12, in each case within the time limits specified on such schedule subject to the extension by the Administrative Agent in its sole discretion.
Section 5.13Beneficial Ownership Regulations. Promptly following any written request therefor, the Borrower will provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.
Section 5.14Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by delivering to the Administrative Agent a certificate of a Responsible Officer of the Borrower specifying such designation and certifying that the conditions to such designation set forth in this Section 5.14 are satisfied; provided that:
(a)both immediately before and immediately after any such designation, no Event of Default shall have occurred and be continuing;
(b)both immediately before and immediately after any such designation, the Total Assets of all Unrestricted Subsidiaries as of the end of the most recently ended Measurement Period shall not exceed 10.0% of the Total Assets of the Borrower and its Restricted Subsidiaries as of the end of the most recently ended Measurement Period; and
(c)in the case of a designation of a Subsidiary as an Unrestricted Subsidiary, each Subsidiary of such Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 5.14.
The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower in such Subsidiary on the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s Investment therein (as determined reasonably and in good faith by a Financial Officer of the Borrower). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s Investment in such Subsidiary.

6ARTICLE 6
NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and the cancellation or expiration or Cash Collateralization of all Letters of Credit on terms reasonably satisfactory to the applicable Issuing Bank, the Borrower covenants and agrees with the Lenders that:
Section 6.01Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness other than:
(a)Indebtedness existing on the Effective Date and disclosed on Schedule 6.01 to the Disclosure Letter and any Refinancing Indebtedness with respect thereto;
(b)Indebtedness created hereunder and under the other Loan Documents (including any Revolving Commitment Increases and Incremental Term Loans);
(c)Indebtedness of any Restricted Subsidiary to Borrower or to any other Restricted Subsidiary, or of Borrower to any Restricted Subsidiary; provided that all such Indebtedness owing by a Loan Party to any Restricted Subsidiary that is not a Guarantor shall be unsecured and subordinated in right of payment to the payment in full of the Secured Obligations;
(d)Indebtedness consisting of Permitted Vehicle Financings;
(e)the 2025 Convertible Notes and any Refinancing Indebtedness with respect thereto;
(f)Guarantees in respect of the Specified Vehicle Programs;
(g)Indebtedness consisting of cash management services and arrangements, including treasury, depository, netting, automatic clearinghouse arrangements, overdraft, credit or debit card, purchasing cards, electronic funds transfer (including Cash Management Services);
(h)Indebtedness which may be deemed to exist pursuant to any completion, performance, statutory or similar obligations (including in connection with workers’ compensation) or obligations in respect of letters of credit, surety bonds, bank guarantees or similar instruments related thereto or pursuant to any appeal obligation, appeal bond or letter of credit in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;
(i)(i) Indebtedness representing the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case under clause (i) or (ii), in the ordinary course of business;

(j)Indebtedness in respect of any letter of credit issued in the ordinary course of business, other than any Letter of Credit; provided that the sum of the aggregate amount available for drawing under all such letters of credit and the aggregate amount of all unreimbursed drawings under all such letters of credit at any time outstanding shall not exceed $25,000,000;
(k)(i) Indebtedness constituting Capital Lease Obligations (other than leases in respect of vehicles), sale-leaseback transactions, equipment leases and Purchase Money Indebtedness; provided that the aggregate principal amount of Indebtedness pursuant to this clause (i) of Section 6.01(k) at any time outstanding shall not exceed $100,000,000 and (ii) any Refinancing Indebtedness in respect of any Indebtedness incurred pursuant to clause (i) of this Section 6.01(k); provided that if any Refinancing Indebtedness is incurred pursuant to clause (ii) of Section 6.01(k) in respect of any Indebtedness incurred pursuant to clause (i) of Section 6.01(k) (the “Refinanced Indebtedness”), the aggregate principal amount of such Refinanced Indebtedness at the time the Refinancing Indebtedness was incurred shall be deemed to be outstanding and incurred in reliance on clause (i) of Section 6.01(k) for so long as such Refinancing Indebtedness (or any subsequent Refinancing Indebtedness in respect thereof) shall be outstanding;
(l)Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including, Indebtedness consisting of the deferred purchase price of property or services acquired in an acquisition permitted hereunder, earnouts and holdbacks), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Restricted Subsidiary pursuant to such agreements, in connection with acquisitions and investments permitted hereunder or dispositions permitted hereunder of any business or assets (including stock of a Restricted Subsidiary);
(m)Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the date hereof, and Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) and (ii) the aggregate principal amount of all such outstanding Indebtedness permitted by this clause (m) shall not exceed $50,000,000 at any time;
(n)Indebtedness consisting of incentive, non-compete, consulting, deferred compensation or other similar arrangements, in each case entered into in the ordinary course of business with an officer or employee of the Borrower or its Restricted Subsidiaries;
(o)additional Indebtedness; provided that after giving effect to any incurrence of Indebtedness pursuant to this Section 6.01(o), the aggregate principal amount of outstanding Indebtedness incurred pursuant to this Section 6.01(o) shall not exceed $300,000,000;
(p)Guarantees by the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder (other than Indebtedness incurred pursuant to Section 6.01(e)); provided that (i) such Guarantee is otherwise permitted by Section 6.06 (other than Section 6.06(d)), (ii) no Guarantee by any Restricted Subsidiary of any Junior Debt shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations, (iii) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (iv) if the Indebtedness being Guaranteed is unsecured, such Guarantee shall be unsecured; and
(q)at any time after September 30, 2023, additional Indebtedness so long as, after giving Pro Forma Effect to any incurrence of Indebtedness pursuant to this Section 6.01(q) (and treating any such Indebtedness consisting of a revolving credit facility or delayed draw credit facility incurred on such date as fully drawn (or, in the case of a Limited Conditionality Acquisition, to be incurred in connection with such acquisition), the Total Leverage Ratio for the most recently ended Measurement Period does not exceed the then-applicable Total Leverage Ratio as set forth in Section 6.07; provided that (i) if such Indebtedness is secured on an equal priority basis (but without regard to control of remedies) with the Obligations, such Indebtedness shall have a maturity date that is after the Maturity Date (at the time such Indebtedness is incurred) and if such Indebtedness is secured on a junior basis to the Obligations, such Indebtedness shall have a maturity date that is at least 90 days after the Maturity Date (at the time such Indebtedness is incurred), (ii) if such Indebtedness is secured on an equal priority basis (but without regard to control of remedies) with the Obligations, such Indebtedness shall have a Weighted Average Life to Maturity no shorter than the longest remaining Weighted Average Life to Maturity of the facilities herein and, if such Indebtedness is secured on a junior basis to the Obligations, such Indebtedness shall not be subject to scheduled amortization on or prior to the date that is 90 days after the Maturity Date (at the time such Indebtedness is incurred), and (iii) if such Indebtedness is secured on an equal priority basis (but without regard to control of remedies) with the Obligations, such Indebtedness shall be in the form of debt securities and subject to the First Lien Intercreditor Agreement and (if then in effect) the Second Lien Intercreditor Agreement and, if such Indebtedness is secured on a junior basis to the Obligations, such Indebtedness shall be subject to the Second Lien Intercreditor Agreement.
Section 6.02Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:
(a)Liens created pursuant to the Loan Documents securing the Secured Obligations;
(b)Permitted Encumbrances;
(c)any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02 to the Disclosure Letter and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such Lien shall not encumber any other property or asset of the Borrower or any Restricted Subsidiary other than (x) improvements thereon or proceeds thereof and (y) in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender and (ii) such Lien shall secure only those obligations which it secures on the date hereof and any Refinancing Indebtedness in respect thereof;

(d)any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not encumber any other property or assets of the Borrower or any Restricted Subsidiary (other than any property or assets required to be subject to such Lien immediately prior to the time of such acquisition and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any Refinancing Indebtedness in respect thereof;
(e)Liens on fixed or capital assets acquired, developed, constructed, restored, replaced, rebuilt, maintained, upgraded or improved (including any asset made the subject of a Capital Lease Obligation) by the Borrower or any Restricted Subsidiary securing Indebtedness incurred pursuant to Section 6.01(k), provided that such Lien shall not encumber any other property or assets of the Borrower or any Restricted Subsidiary (other than any replacements of such property or assets, additions and accessions thereto and the products and proceeds thereof, customary security deposits in respect thereof, and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender);
(f)Liens securing Indebtedness incurred pursuant to Section 6.01(d) solely to the extent encumbering the vehicles, any lease, rental or services agreements to which the vehicles are subject, or those accounts described in clause (c) of Excluded Accounts, in each case subject to the applicable Permitted Vehicle Financing, asset securitization or asset financing;
(g)Liens securing Guarantees incurred pursuant to Section 6.01(f) solely to the extent encumbering the vehicles, any lease, rental or services agreements to which the vehicles are subject, or those accounts described in clause (c) of Excluded Accounts, in each case subject to such Guarantees;
(h)Liens securing Indebtedness incurred pursuant to Section 6.01(j);
(i)licenses, sublicenses, leases or subleases granted to others not interfering in any material and adverse respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;
(j)the interest and title of a lessor or licensor under any lease, license, sublease or sublicense entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and other statutory and common law landlords’ Liens under leases;
(k)in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(l)in the case of any joint venture or minority investment by the Borrower or any Subsidiary in any Person, any put and call arrangements related to its Equity Interests set forth in applicable joint venture’s or other Person’s organizational documents or any related joint venture, shareholders, investor rights or similar agreement;
(m)Liens securing Indebtedness to finance insurance premiums owing in the ordinary course of business to the extent such financing is not prohibited hereunder;
(n)Liens on earnest money deposits of cash or Cash Equivalents made in connection with any acquisition not prohibited hereunder;
(o)Liens on deposits of cash or Cash Equivalents securing obligations to airports, municipalities and vehicle service centers incurred in the ordinary course of business;
(p)Liens securing restricted reinsurance or insurance trust accounts to the extent encumbering assets deposited in such accounts;
(q)bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents or other securities on deposit in one or more accounts maintained by the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the banks, securities intermediaries or other depository institutions with which such accounts are maintained, securing amounts owing to such institutions with respect to cash management and operating account arrangements;
(r)Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
(s)Liens on the Equity Interests of Excluded Subsidiaries;
(t)Liens and deposits securing obligations under Swap Agreements entered to hedge or mitigate commercial risk to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes;
(u)Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
(v)Liens in favor of the Loan Parties;
(w)Liens on cash deposits in respect of rental agreements in the ordinary course of business;
(x)Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business;
(y)Liens on goods in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of such goods;
(z)Liens on securities that are the subject of repurchase agreements;

(aa)Liens on amounts deposited to secure obligations in connection with the making or entering into of bids, tenders, agreements or leases in the ordinary course of business and not in connection with the incurrence of any Indebtedness; and
(bb)other Liens securing obligations in an aggregate principal amount at any time outstanding not to exceed $100,000,000.
Section 6.03Fundamental Changes.
(a)The Borrower will not, and will not permit any Restricted Subsidiary to, (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (y) sell, transfer, license, lease, enter into any sale-leaseback transactions with respect to, or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of, the Borrower and the Restricted Subsidiaries, taken as a whole, or all or substantially all of the stock of any of the Borrower’s Restricted Subsidiaries (in each case, whether now owned or hereafter acquired) or (z) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:
(i)any Restricted Subsidiary or any other Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation;
(ii)any Person (other than the Borrower) may merge into or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity);
(iii)[reserved];
(iv)any Loan Party may sell, transfer, license, lease or otherwise dispose of its assets to any other Loan Party;
(v)in connection with any acquisition or in order to effect an Investment permitted pursuant to Section 6.06 (other than Section 6.06(d)(ii)), any Restricted Subsidiary may merge into or consolidate with any other Person, so long as the Person surviving such merger or consolidation shall be a Restricted Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity);
(vi)any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;
(vii)any Disposition pursuant to Section 6.04 (other than Section 6.04(g) (to the extent such Section refers to this Section 6.03)) may be consummated;
(viii)[reserved]; and

(ix)any Restricted Subsidiary may be dissolved, wound-up or liquidated or any Restricted Subsidiary may merge into or consolidate with any other Person and all or substantially all of the Equity Interests or assets of any Restricted Subsidiary may be Disposed of, in each case, if such dissolution, winding up, liquidation or Disposition (A) does not constitute a sale, transfer or other disposition of all or substantially of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, and is permitted pursuant to Section 6.04 (other than Section 6.04(g) (to the extent such Section refers to this Section 6.03)), (B) is not materially disadvantageous to the Lenders (as determined by the Borrower in good faith) and (C) could not reasonably be expected to have a Material Adverse Effect.
(b)The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related, complementary, ancillary or incidental thereto.
Section 6.04Dispositions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, Dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired, except:
(a)damaged, obsolete, unusable, surplus, used or worn out property, tools or equipment no longer used or useful in its business;
(b)any inventory or other property sold or disposed of in the ordinary course of business and for fair consideration to the extent such property Disposed in reliance on this Section 6.04(c) is not material to the business, assets, property or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole;
(c)Dispositions to the Borrower or a Restricted Subsidiary, including the sale or issuance by the Borrower or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.06 (other than Section 6.06(i) and Section 6.06(m)(ii)), (iii) to the extent constituting a Disposition of property other than intellectual property to a Restricted Subsidiary that is not a Loan Party, (A) such Disposition is for fair market value and (B) any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.06 (other than Section 6.06(i) and Section 6.06(m)(ii)), or (iv) to the extent constituting a Disposition of intellectual property to a Restricted Subsidiary that is not a Loan Party, (A) such Disposition is for fair market value and (B) any promissory note or other similar non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.06 (other than Section 6.06(i) and Section 6.06(m)(ii)) and (C) the aggregate fair market value of all Dispositions pursuant to this clause (iv) of Section 6.04(c), together with the fair market value of all Dispositions pursuant to Section 6.04(e) and Section 6.04(f) (in each case, as reasonably determined by the Borrower in good faith and measured either, at the option of the Borrower, at the time of the Disposition or as of the date of the definitive agreement with respect to such

Disposition), shall not exceed an amount equal to 15.0% of Total Assets of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Measurement Period prior to the date on which such Disposition is made;
(d)(i) any Subsidiary of the Borrower may sell, lease, transfer or otherwise Dispose of any or all of its property to the Borrower or any wholly-owned Subsidiary of the Borrower that is a Loan Party, or if such Subsidiary of the Borrower is not a Loan Party, such Subsidiary may sell, lease, transfer or otherwise Dispose of all or any of its property to another Subsidiary that is not a Loan Party, (ii) the Equity Interests of any Subsidiary may be sold, transferred or otherwise Disposed of to the Borrower or any wholly-owned Subsidiary of the Borrower that is a Loan Party, or if such Subsidiary of the Borrower is not a Loan Party, such Subsidiary may sell, transfer or otherwise Dispose of the Equity Interests of any Subsidiary to another Subsidiary that is not a Loan Party; and (iii) Dispositions of directors’ qualifying shares and nominal shares issued to foreign nationals to the extent required by applicable law;
(e)non-ordinary course Dispositions of property by the Borrower or any Subsidiary; provided that, immediately after giving effect to such Disposition, (i) the aggregate consideration received by the Borrower and its Subsidiaries for such Disposition shall be in an amount at least equal to the fair market value (as reasonably determined by the Borrower in good faith) thereof (measured either, at the option of the Borrower, at the time of the Disposition or as of the date of the definitive agreement with respect to such Disposition), (ii) at least 75% of the aggregate consideration for such Disposition shall be paid in cash or Cash Equivalents and (iii) the aggregate fair market value of all Dispositions pursuant to this Section 6.04(e), together with the fair market value of all Dispositions pursuant to clause (iv) of Section 6.04(c) and Section 6.04(f) (in each case, as reasonably determined by the Borrower in good faith and measured either, at the option of the Borrower, at the time of the Disposition or as of the date of the definitive agreement with respect to such Disposition), shall not exceed an amount equal to 15.0% of Total Assets of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Measurement Period prior to the date on which such Disposition is made;
(f)Dispositions of ancillary lines of business and related assets; provided that the aggregate fair market value of all Dispositions pursuant to this Section 6.04(f), together with the fair market value of all Dispositions pursuant to clause (iv) of Section 6.04(c) and Section 6.04(e) (in each case, as reasonably determined by the Borrower in good faith and measured either, at the option of the Borrower, at the time of the Disposition or as of the date of the definitive agreement with respect to such Disposition), shall not exceed an amount equal to 15.0% of Total Assets of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Measurement Period prior to the date on which such Disposition is made;
(g)to the extent constituting a Disposition, transactions permitted pursuant to Section 6.02 (other than Section 6.02(b) in reliance on clause (h) of the definition of Permitted Encumbrances), Section 6.03 (other than Section 6.03(a)(vii) and Section 6.03(a)(ix)), Section 6.06 (other than Section 6.06(c), Section 6.06(i) and Section 6.06(m)(ii)) and Section 6.08;

(h)the abandonment, allowance to lapse or expiration of registered intellectual property in the ordinary course of business or that is not material to the Borrower and the Restricted Subsidiaries, taken as a whole;
(i)Dispositions of cash and Cash Equivalents in the ordinary course of business;
(j)the discount, write-off or Dispositions of defaulted receivables in the ordinary course of business (including sales to factors or other third parties) or in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceeding;
(k)(i) Dispositions of assets resulting from condemnation or casualty events and (ii) Dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(l)any surrender or waiver of contractual rights or the settlement, release, or surrender of contractual, tort or other claims of any kind or any settlement, discount, write off, forgiveness, or cancellation of any Indebtedness owing by any present or former directors, officers, or employees of the Borrower or any Restricted Subsidiary or any of their successors or assigns;
(m)the unwinding or termination of any Swap Agreement, Permitted Bond Hedge Transaction or Permitted Warrant Transaction;
(n)Dispositions of any property acquired in connection with any acquisition or other Investment permitted hereunder, which assets are not used or useful to the core or principal business of the Borrower and the Restricted Subsidiaries;
(o)Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(p)leases of real or personal property in the ordinary course of business which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries; and
(q)the Disposition set forth on Schedule 6.04.
Section 6.05Use of Proceeds. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or issuance of any Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any applicable Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person, or in any country or territory that, at the time of such funding, financing or facilitating, is a Sanctioned Person or Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.06Investments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make or suffer to exist any Investment in any Person or purchase, except:
(a)cash and Cash Equivalents;
(b)Investments (other than Investments permitted under Section 6.06(a) or Section 6.06(c)) existing on the Effective Date and set forth on Schedule 6.06 of the Disclosure Letter and any Investment that modifies, extends, replaces, refinances or refunds any Investment made pursuant to this Section 6.06(b); provided that the amount of any such Investment may be increased as required by the terms of such Investment as in existence on the date hereof;
(c)(i) loans or advances permitted by Section 6.01(c) and (ii) Investments (x) by the Borrower and any Restricted Subsidiary in any Loan Party; provided that any Investment made by any Restricted Subsidiary that is not a Loan Party in any Loan Party shall be unsecured and subordinated in right of payment to the Secured Obligations pursuant to an intercompany note in form and substance reasonably satisfactory the Administrative Agent, (y) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is also not a Loan Party, and (z) by any Loan Party in any Restricted Subsidiary that is not a Loan Party; provided that such Investments shall not exceed $25,000,000 in the aggregate in any fiscal year (measured when such Investment is made);
(d)(i) Indebtedness permitted by Section 6.01 (other than Section 6.01(c)) and (ii) transactions permitted by Section 6.03 to the extent constituting Investments;
(e)purchases of inventory and other property to be sold or used in the ordinary course of business;
(f)(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (ii) Investments consisting of prepayments to suppliers or service providers in the ordinary course of business; and (iii) and Investments (including debt obligations) received by the Borrower and its Restricted Subsidiaries in connection with the bankruptcy or reorganization of suppliers and/or customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and/or suppliers arising in the ordinary course of business;
(g)Investments under Swap Agreements entered into in the ordinary course of business to hedge or mitigate commercial risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes;
(h)bona fide loans and advances to employees and officers of the Borrower and its Restricted Subsidiaries for the purpose of paying payroll, travel and related expenses and other loans and advances incurred for proper business purposes of the Borrower or such Restricted Subsidiary;

(i)Investments received by the Borrower and its Restricted Subsidiaries in connection with any Disposition permitted by Section 6.04 (other than Section 6.04(c) and Section 6.04(g), in each case to the extent those Sections refer to Section 6.06);
(j)(i) Investments held by any Person that becomes a Subsidiary after the Effective Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section after the Effective Date; provided that (x) such Investments were not made in contemplation of or in connection with such Person becoming a Subsidiary or such acquisition, merger or consolidation and (y) such Investments shall not be increased after such time unless such increase is otherwise permitted by another clause of this Section and (ii) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary;
(k)other Investments; provided that (i) at the time of any such Investment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (ii) in an amount not to exceed $7,500,000;
(l)Investments received in compromise or resolution of litigation, arbitration or other disputes;
(m)(i) endorsements for collection or deposit in the ordinary course of business and (ii) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.04 (other than Section 6.04(c) and Section 6.04(g), in each case to the extent those Sections refer to Section 6.06);
(n)(i) Investments made pursuant to surety bonds, performance bonds, bid bonds, appeal bonds and related letters of credit or similar obligations, in each case, to the extent such surety bonds, performance bonds, bid bonds, substituting appeal bonds, related letters of credit and similar obligations are permitted under this Agreement and (ii) Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations or to secure liabilities to insurance carriers under insurance arrangements, or good faith deposits, prepayments or cash payments in connection with bids, tenders, contracts or leases or for payment of rent, in each case entered into in the ordinary course of business;
(o)Investments to the extent that the payment for such Investments is made solely with newly issued Equity Interests of the Borrower;
(p)Investments in connection with the Borrower’s entry into (including payments of premiums in connection therewith), and the performance of obligations under, any Convertible Notes, Permitted Bond Hedge Transactions and Permitted Warrant Transactions in accordance with their terms;
(q)guarantees to insurers required in connection with workers’ compensation and other insurance coverage arranged in the ordinary course of business;
(r)lease, utility and other similar deposits (including deposits described in clauses (c) and (d) of the definition of “Permitted Encumbrances”) in the ordinary course of business;

(s)any Investment by any captive insurance Subsidiary in connection with its provision of insurance to the Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business or consistent with industry practice of such captive insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such captive insurance Subsidiary or its business, as applicable;
(t)Investments in the form of intercompany payables and receivables or the forgiveness thereof owed to the Borrower or any Restricted Subsidiary or among Restricted Subsidiaries, in each case arising from transactions in the ordinary course of business; and
(u)other Investments; provided that (i) with respect to any such Investment made at any time on or prior to September 30, 2023, Liquidity shall not be less than $1,500,000,000 after giving pro forma effect to such Investment and (ii) with respect to any such Investment made at any time after September 30, 2023, after giving pro forma effect to any such Investment pursuant to this Section 6.06(u), the Total Leverage Ratio for the most recently ended Measurement Period does not exceed 3.50 to 1.00, determined on a Pro Forma Basis.
Section 6.07Financial Covenants.
(a)Liquidity. Commencing with the first fiscal quarter of the Borrower ending after the Effective Date through the fiscal quarter of the Borrower ending September 30, 2023, the Borrower will not permit, as of the last day of any such fiscal quarter, Liquidity to be less than $1,500,000,000.
(b)Total Leverage Ratio.
(i)Commencing with the fiscal quarter of the Borrower ending December 31, 2023 through the fiscal quarter of the Borrower ending September 30, 2024, the Borrower will not permit, as of the last day of any such fiscal quarter, the Total Leverage Ratio to exceed 3.50 to 1.00.
(ii)Commencing with the fiscal quarter of the Borrower ending December 31, 2024, the Borrower will not permit, as of the last day of any such fiscal quarter, the Total Leverage Ratio to exceed the Applicable Covenant Level.
(c)Fixed Charge Coverage Ratio. Commencing with the fiscal quarter of the Borrower ending December 31, 2023, the Borrower will not permit, as of the last day of any such fiscal quarter, the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00.
Section 6.08Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary to declare, make or pay, directly or indirectly, any Restricted Payments with respect to the Borrower or any of its Restricted Subsidiaries, except:
(a)any Restricted Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any direct or indirect wholly owned Restricted Subsidiary of the Borrower, and any non-wholly owned Restricted Subsidiary may make Restricted Payments to the Borrower or any of its other Restricted Subsidiaries and to each other owner of Equity Interests of such

Restricted Subsidiary ratably based on their relative ownership interests of the relevant class of Equity Interests;
(b)the Borrower or any Restricted Subsidiary may declare and make dividends payable solely in additional shares of Qualified Equity Interests and may exchange Equity Interests for its Qualified Equity Interests;
(c)the Borrower or any Restricted Subsidiary may (x) repurchase fractional shares of its Equity Interests arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities or exercises of warrants or options, or settlements of restricted stock units, (y) “net exercise” or “net share settle” warrants or options or (z) make cash settlement payments upon the exercise of warrants or options to purchase its Equity Interests;
(d)the Borrower or any Restricted Subsidiary may redeem or otherwise cancel Equity Interests or rights in respect thereof granted to (or make payments on behalf of) directors, officers, management, employees or other providers of services to the Borrower and its Subsidiaries (i) in an amount required to satisfy tax withholding obligations relating to the vesting, settlement or exercise of such Equity Interests or rights or (ii) upon the death, disability, retirement or termination of employment or services;
(e)the Borrower or any Restricted Subsidiary may make Restricted Payments pursuant to and in accordance with (i) stock incentive plans, (ii) stock option plans, (iii) bonus plans, (iv) compensation plans or (v) other benefit plans or agreements for officers, directors, management, employees or other eligible service providers of the Borrower or its Subsidiaries;
(f)the Borrower or any Restricted Subsidiary may make Restricted Payments not otherwise permitted under this Section 6.08 using the proceeds of any issuance of Equity Interests; provided that the Restricted Payment and the issuance of Equity Interests (or in the case of a dividend or a Restricted Payment pursuant to an accelerated share repurchase agreement, forward purchase contract or similar agreement, the declaration date or the entry into such agreement, as applicable) are substantially concurrent;
(g)Borrower or any Restricted Subsidiary may make any required payment with respect to, or any early unwind or settlement of, any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, in accordance with the terms of the agreement governing such Permitted Bond Hedge Transaction or Permitted Warrant Transaction;
(h)the receipt or acceptance by the Borrower or any Subsidiary of the return of Equity Interests issued by the Borrower or any Subsidiary to the seller of a Person, business or division as consideration for the purchase of such Person, business or division, which return is in settlement of indemnification claims owed by such seller in connection with such acquisition;
(i)the Borrower or any Restricted Subsidiary may make additional Restricted Payments not otherwise permitted in Section 6.08(a) through Section 6.08(h), so long as after giving effect to such Restricted Payment, (i) with respect to any such Restricted Payment made at any time on or prior to September 30, 2023, Liquidity shall not be less than $1,750,000,000 on a pro forma basis after giving effect to such Restricted Payment and (ii) with respect to any such Restricted Payment made at any time after September 30, 2023, after giving pro forma effect to any such Restricted Payment pursuant to this Section 6.08(i), the Total Leverage Ratio for the most recently ended Measurement Period does not exceed 2.50 to 1.00, determined on a Pro Forma Basis; and
(j)the Borrower or any Restricted Subsidiary may make additional Restricted Payments not otherwise permitted in Section 6.08(a) through Section 6.08(i), so long as the aggregate amount of Restricted Payments made pursuant to this Section 6.08(j) together with the aggregate amount of Junior Debt Prepayments made pursuant to Section 6.09(a)(v) shall not exceed the greater of (i) $100,000,000 and (ii) at any time after September 30, 2023, an amount equal to 25% of Consolidated Adjusted EBITDA for the most recently completed Measurement Period.
For purposes of clause (i), in the case of a dividend, Liquidity shall be measured on a Pro Forma Basis as of the applicable declaration date for such dividend (and not the date of the applicable dividend) and in the case of a Restricted Payment pursuant to an accelerated share repurchase agreement, forward purchase contract or similar agreement, Liquidity shall be measured on a Pro Forma Basis as of the date such agreement was entered into (and not the date of any payments or deliveries thereunder).
Section 6.09Junior Debt Prepayments.
(a)The Borrower will not, and will not permit any Restricted Subsidiary to declare, make or pay, directly or indirectly, any Junior Debt Prepayments, except that the following shall be permitted:
(i)Junior Debt Prepayments, so long as after giving effect to such Junior Debt Prepayments, (i) with respect to any such Junior Debt Prepayments made at any time on or prior to September 30, 2023, Liquidity shall not be less than $1,750,000,000 on a pro forma basis after giving effect to such Junior Debt Prepayment and (ii) with respect to any such Junior Debt Prepayments made at any time after September 30, 2023, after giving pro forma effect to any such Junior Debt Prepayments pursuant to this Section 6.09(a)(i), the Total Leverage Ratio for the most recently ended Measurement Period does not exceed 2.50 to 1.00, determined on a Pro Forma Basis;
(ii)Junior Debt Prepayments, so long as such prepayments consist of Equity Interests (and cash in lieu of any fractional shares);
(iii)Junior Debt Prepayments using the proceeds of any issuance of Equity Interests; provided that such Junior Debt Prepayments and the issuance of Equity Interests are substantially concurrent;
(iv)Junior Debt Prepayments with the proceeds of Subordinated Indebtedness; and
(v)additional Junior Debt Prepayments, so long as the aggregate amount of Junior Debt Prepayments, made pursuant to this Section 6.09(a)(v) together with the aggregate amount of Restricted Payments made pursuant to Section 6.08(j) shall not exceed the greater of (A) $100,000,000 and (B) at any time after September 30, 2023, an amount equal to 25% of Consolidated Adjusted EBITDA for the most recently completed Measurement Period.
(b)The Borrower will not amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms (taken as a whole) of any Junior Debt in any manner that materially adversely affects the rights of the Administrative Agent or the Lenders.
Section 6.10Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(a)transactions at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s length basis from a Person that is not an Affiliate;
(b)transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate;
(c)any Investment permitted by Section 6.06;
(d)any Restricted Payment permitted by Section 6.08;
(e)the payment of reasonable and customary (as determined in good faith by the Borrower) regular fees, compensation (including bonuses), indemnification and other benefits to current, former and future directors, officers, employees or other providers of services of the Borrower or a Restricted Subsidiary, including reimbursement or advancement of reasonable and documented out-of-pocket expenses and provisions of liability insurance;
(f)loans or advances to officers, directors or employees of the Borrower in the ordinary course of business of the Borrower or its Subsidiaries or otherwise made on their behalf in an amount not to exceed $5,000,000 in the aggregate;
(g)any issuance of equity interests of the Borrower or any capital contribution to the Borrower or any of the Restricted Subsidiaries;
(h)payments to or from, and transactions with, any joint ventures or similar arrangements (including any cash management activities relating thereto); provided that such arrangements are on terms no less favorable to the Borrower and its Restricted Subsidiaries in any material respect, on the one hand, than to the relevant joint venture partner and its Affiliates, on the other hand, taking into account all related agreements and transactions entered into by the Borrower and its Restricted Subsidiaries, on the one hand, and the relevant joint venture partner and its Affiliates, on the other hand; and
(i)any Affiliate who is a natural person may serve as an employee or director of the Borrower and receive reasonable compensation for his services in such capacity.

Section 6.11Changes in Fiscal Periods. The Borrower will not permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.
7ARTICLE 7
EVENTS OF DEFAULT
Section 7.01Events of Default.
If any of the following events (each, an “Event of Default”) shall occur:
(a)the Borrower shall fail to pay (i) any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or (ii) when due any amount payable to the applicable Issuing Bank in reimbursement of any drawing under any Letter of Credit;
(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under any of the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made; provided that, in each case, to the extent that such representations and warranties are already qualified or modified by materiality or words of similar effect in the text thereof, they shall be true and correct in all respects;
(d)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (solely with respect to the Borrower’s existence), Section 5.09, Section 5.11 or Section 5.12 or in Article 6;
(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents (other than those specified in clause (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
(f)the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall have continued after the applicable grace period, if any;
(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both but with all applicable grace periods in respect of such event or condition under the documentation representing such Material Indebtedness having expired) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (w) any requirement to, or any offer to, repurchase, prepay or redeem Indebtedness of a Person acquired in an acquisition permitted hereunder, to the extent such offer is required as a result of, or in connection with, such acquisition, (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (y) any event or condition giving rise to any redemption, repurchase, conversion or settlement (or right to redeem, require repurchase, convert or settle) with respect to any Convertible Notes or other convertible debt instrument (including any termination of any related Swap Agreement) pursuant to its terms unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default or (z) an early payment requirement, unwinding or termination with respect to any Swap Agreement except an early payment, unwinding or termination that results from a default or non-compliance thereunder by the Borrower or any Restricted Subsidiary, or another event of the type that would constitute an Event of Default;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)except as may otherwise be permitted under Section 6.03, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)one or more judgments for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof (to the extent not paid or covered by a reputable and solvent independent third-party insurance company which has not disputed coverage) and the same shall remain undischarged or unpaid for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment and such action shall not be stayed;
(l)one or more ERISA Events shall have occurred, other than as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;
(m)a Change in Control shall occur;
(i) any Loan Document, at any time after its execution and delivery, ceases to be in full force and effect, other than in the case of this clause (i), (x) as expressly permitted hereunder or thereunder or (y) upon satisfaction in full of all the obligations hereunder or thereunder or (ii) any Loan Party contests in any manner the validity or enforceability of any Loan Document; or
(n)any Security Document shall for any reason (other than pursuant to and in accordance with the terms hereof or thereof) cease to create, or any Lien purported to be created by any Security Documents shall be asserted by any Loan Party not to be, a valid and perfected Lien with the priority required by the Security Document, on any material portion of the Collateral purported to be covered thereby;
then, and in every such event (other than an event with respect to the Borrower described in clause (h), (i) or (j) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments and the obligations of the Issuing Banks to issue any Letter of Credit, and thereupon the Commitments and the obligations of the Issuing Banks to issue any Letter of Credit shall terminate immediately, and (ii) (A) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (B) require that the Borrower Cash Collateralize the Letters of Credit; and, in the case of any event with respect to the Borrower described in clause (h), (i) or (j) of this Section 7.01, the Commitments and the obligations of the Issuing Banks to issue any Letter of Credit shall automatically terminate, and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section 7.02Application of Funds. Subject to the terms of any applicable Intercreditor Agreement, after the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Usage shall have automatically been required to be Cash Collateralized as set forth in Section 7.01), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including fees, charges and disbursements of counsel to the Administrative Agent and the Issuing Banks and amounts payable pursuant to Sections 2.12 and 2.14) payable to the Administrative Agent and each Issuing Bank in their respective capacity as such, ratably among them in proportion to the respective amounts described in this clause First payable to them;
Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and fees payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable pursuant to Sections 2.12 and 2.14)), ratably among them in proportion to the respective amounts described in this clause Second held by them;
Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid fees and interest on the Loans, Letter of Credit Usage and other Secured Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Third held by them;
Fourth, (a) to payment of that portion of the Secured Obligations constituting (i) unpaid principal of the Loans, (ii) Letter of Credit Usage comprised of drawings under Letters of Credit honored by the applicable Issuing Bank and not theretofore reimbursed by or on behalf of the Borrower and (iii) face amounts or Swap Termination Value under Secured Hedge Agreements or Secured Cash Management Obligations and (b) to the Administrative Agent for the account of the applicable Issuing Bank, to Cash Collateralize that portion of Letter of Credit Usage comprised of the aggregate undrawn amount of Letters of Credit, in each case ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;
Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.
Subject to Section 2.21(i), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above, and thereafter applied as provided in clause “Last” above.
8ARTICLE 8
THE AGENTS
Section 8.01Appointment of the Administrative Agent. Each Lender (in its capacities as a Lender and a potential Hedge Bank or Cash Management Bank) and each Issuing Bank hereby irrevocably designates and appoints JPMorgan. as the Administrative Agent hereunder and under the other Loan Documents, and each Lender and each Issuing Bank hereby authorizes JPMorgan to act as the Administrative Agent in accordance with the terms hereof and the other Loan Documents. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Secured Parties hereby irrevocably appoints and authorizes the

Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on the Collateral and any other collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article 8 for purposes of holding or enforcing any Lien on the Collateral or any other collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Articles 8 and 9 (including Section 9.03, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. The Administrative Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. Except for Section 8.11, the provisions of this Article 8 are solely for the benefit of the Agents and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof (except as expressly set forth in Section 8.07). In performing its functions and duties hereunder, the Administrative Agent shall act solely as a non-fiduciary agent of Lenders and does not assume and shall not be deemed to have assumed, and the use of the term “agent” (or any similar term) herein or in any other Loan Documents is not intended to connote, any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. As of the Effective Date, no Arranger in such capacity shall have any obligations but shall be entitled to all benefits of this Article 8. Each Arranger may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrower.
Section 8.02Powers and Duties. Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Anything herein to the contrary notwithstanding, the Administrative Agent shall have only those powers, duties and responsibilities under this Agreement or any of the other Loan Documents except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its Related Parties. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.
Section 8.03General Immunity.
(a)No Agent nor any of its Related Parties shall be (i) responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document (including in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual signature page) or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Loan Party to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Secured Obligations, (ii) required to ascertain or inquire as to (A) any statement, representation or warranty made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of an Loan Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document other than to confirm receipt of items (which in their face purport to be such items) expressly required to be delivered to such Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to such Agent or (F) the creation, perfection or priority of Liens on the Collateral or (iii) required to make any disclosures with respect to the foregoing. No Agent shall be deemed to have knowledge or notice of the occurrence of any (x) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under such Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default hereunder unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. No Agent nor any of its Related Parties shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof or any Dollar Equivalent.
(b)No Agent nor any of its Related Parties shall be liable to Lenders for any action taken or omitted by such party, any Agent or any of its Related Parties under or in connection with any of the Loan Documents except to the extent caused by such Person’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.02) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.02).
Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by such Agent, provided that any such appointment of a sub-agent, other than to a Lender or an Affiliate of a Lender, shall require the express written consent of the Borrower and provided that, for the avoidance of doubt, each sub-agent shall become bound by, and subject to Section 9.12. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its respective Related Parties. The exculpatory, indemnification and other provisions of this Section 8.03 and of Section 8.06 shall apply to any the Related Parties of each Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 8.03 and of Section 8.06 shall apply to any such sub-agent and to the Related Parties of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and its Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by an Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Agent that appointed it and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agent.

Section 8.04Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.
Section 8.05Lenders’ Representations, Warranties and Acknowledgment.
(a)Each Lender and each Issuing Bank expressly acknowledges that neither the Agents nor any of their respective Related Parties have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any of its Affiliates, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any Issuing Bank. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon any Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.. Each Lender and each Issuing Bank also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)Each Lender, by delivering its signature page to this Agreement, an Assignment and Assumption, an Extension Agreement or a Joinder Agreement and funding its Loans, if applicable, on the Effective Date, or by the funding of any Incremental Term Loan or the provision of any Revolving Commitment Increase, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, any Issuing Bank or the Lenders, as applicable on the Effective Date, the effective date of such Assignment and Assumption or as of the date of funding of such Incremental Term Loan or the provision of such Revolving Commitment Increase.
(c)(i) Each Lender and each Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this Section 8.05(c) shall be conclusive, absent manifest error.
(ii)Each Lender and each Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender and each Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the

NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.
(iv)Each party’s obligations under this Section 8.05(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
Section 8.06 Right to Indemnity. Each Lender, in proportion to its Applicable Percentage, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction (it being understood and agreed that no action taken in accordance with the directions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.02) shall constitute gross negligence or willful misconduct). If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Applicable Percentage thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
Section 8.07Successor Administrative Agent.
(a)The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent hereunder, subject to the written consent of the Borrower and the reasonable satisfaction of the Required Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders and the acceptance of being Administrative Agent by such successor, or (iii) such other date, if any, agreed to by the Required Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, with the written consent of the Borrower, to appoint a successor Administrative Agent.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (c) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the prior written consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)If neither the Required Lenders nor Administrative Agent have appointed a successor Administrative Agent or such successor has not accepted such appointment within 30 days after delivery of notice of resignation by the retiring Administrative Agent or the Removal Effective Date, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent until such time, if any, as the Required Lenders appoint a successor Administrative Agent and such successor accepts such appointment. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums held under the Loan Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the Loan Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Article 8). After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 8 and Section 9.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.
Section 8.08 Guaranty. Each Lender and each Issuing Bank hereby further authorizes Administrative Agent, on behalf of and for the benefit of the Lenders and the Issuing Banks, to be the agent for and representative of the Lenders with respect to the Guarantee and Collateral Agreement and the other Loan Documents. Subject to Section 9.02, without further written consent or authorization from any Lender or any Issuing Bank, Administrative Agent may execute any documents or instruments necessary to release any Guarantor from the Guarantee and Collateral Agreement pursuant to Section 9.17 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 9.02) have otherwise consented.
(a)Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, each Issuing Bank and each Lender hereby agree that none of the Lenders or the Issuing Banks shall have any right individually to enforce the Guarantee and Collateral Agreement, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent, for the benefit of the Lenders and the Issuing Bank in accordance with the terms hereof and thereof.
(b)Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Secured Obligations (other than Hedging Obligations in respect of any Secured Hedge Agreements and Secured Cash Management Obligations in respect of any Secured Cash Management Agreements and contingent indemnification obligations not yet accrued and payable) have been paid in full and all Commitments have terminated or expired, upon request of the Borrower, Administrative Agent shall take such actions as shall be required to release all guarantee obligations provided for in any Loan Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Secured Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
Section 8.09 Actions in Concert. Notwithstanding anything in this Agreement to the contrary, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (other than exercising any rights of setoff) or the Secured Hedge Agreements or the Secured Cash Management Agreements without first obtaining the prior written consent of the Administrative Agent and Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Administrative Agent or Required Lenders; provided, however, that, subject to the terms of any applicable Intercreditor Agreement, (i) each Lender shall be entitled to file a proof of claim in any proceeding under any insolvency law to the extent that such Lender disagrees with Agent’s composite proof of claim filed on behalf of all Lenders, (ii) each Lender shall be entitled to vote its claim with respect to any plan of reorganization in any proceeding under any Debtor Relief Law and (iii) each Lender shall be entitled to pursue its deficiency claim after liquidation of all or substantially all of the Collateral and application of the proceeds therefrom.
Section 8.10Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;
(b)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agents, the Lenders and the Issuing Banks and their respective agents and counsel and all other amounts due the Agents, the Lenders and the Issuing Banks under Sections 2.09 and 9.03 allowed in such judicial proceeding; and
(c)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and, in each case, any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each other Agent, each Lender and each Issuing Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the other Agents, the Lenders and/or the Issuing Banks, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.09 and 9.03. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.09 and 9.03 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the other Agents, the Lenders and/or the Issuing Banks may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any other Agent, any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Agent, any Lender or any Issuing Bank or to authorize Administrative Agent to vote in respect of the claim of any Agent, any Lender or the Issuing Bank in any such proceeding.
Section 8.11Intercreditor Agreements. The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Administrative Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify (i) any First Lien Intercreditor Agreement with the Senior Representative(s) of Indebtedness secured by a Lien permitted hereunder and intended to be equal in priority with the Liens securing the Secured Obligations under this Agreement and (ii) any Second Lien Intercreditor Agreement with the Senior Representative(s) of the holders of Indebtedness secured by a Lien permitted hereunder and intended to be junior to the Liens securing the Secured Obligations under this Agreement. The Lenders and the other Secured Parties irrevocably agree that (x) the Administrative Agent may rely exclusively on a certificate of an Officer of the Borrower as to whether the Liens governed by such Intercreditor Agreement and the priority of such Liens as contemplated thereby are not prohibited and (y) any Intercreditor Agreement entered into by the Administrative Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement. The foregoing provisions are intended as an inducement to any provider of any secured Indebtedness not prohibited by Section 6.01 or Section 6.02 hereof to extend credit to the Loan Parties and such persons are intended third-party beneficiaries of such provisions. Further, upon request of the Borrower, the Administrative Agent shall enter into, or amend, any Intercreditor Agreement to permit the incurrence of any Indebtedness permitted to be secured by the Collateral hereunder.
Section 8.12Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guarantee or any Security Document, no Cash Management Bank or Hedge Bank that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 8.12 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
Section 8.13Collateral Matters.
(a)Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.
(b)In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Cash Management Services the obligations under which constitute Secured Cash Management Obligations and no Secured Hedge Agreement the obligations under which constitute Secured Hedging Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Cash Management Services or Secured Hedge Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(b). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.
Section 8.14Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
Section 8.15Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments

and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
(c)The Administrative Agent, and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (1) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (2) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (3) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker's acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9ARTICLE 9
MISCELLANEOUS
Section 9.01Notices.
(a)Subject to Section 9.01(b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, (i) if to the Borrower, the Administrative Agent, or any Issuing Bank, as set forth in Schedule 9.01 and (ii) if to any other Lender or any other Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative

Questionnaire. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopy shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender or the applicable Issuing Bank.
The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (provided that any Lender may change its address or telecopy number by notice solely to the Administrative Agent and the Borrower).
(d)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders and the Issuing Banks by posting the Communications on, IntraLinks, or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) be responsible or liable for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) to the Borrower, any other Loan Party, any Lender, any Issuing Bank or any other Person arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, including the transmission of Communications through the Platform, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Agent Party (as determined in a final, non-appealable judgment by a court of competent jurisdiction). “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 9.01, including through the Platform.
(e)In the event the Borrower shall have any Equity Interests or other securities registered under Section 12 of the Exchange Act or otherwise files or is required to file reports under Section 15(d) of the Exchange Act, the Borrower and each Lender acknowledges that certain of the Lenders may be Public Lenders and, if any document, notice or other information required to be delivered hereunder is being distributed through the Platform, any information that the Borrower has indicated contains Non-Public Information will not be posted on that portion of the Platform designated for such Public Lenders. If the Borrower has not indicated whether a document, notice or other information provided to the Administrative Agent by or on behalf of the Borrower or any Subsidiary contains Non-Public Information, the Administrative Agent reserves the right to post such information solely on the portion of the Platform designated for Lenders that wish to receive material Non-Public Information with respect to the Borrower, the Subsidiaries and its and their securities.
Notwithstanding the foregoing, nothing in this Section 9.01(e) shall create any obligation on the Borrower to indicate whether any information contains Non-Public Information, it being further agreed that if any such indication is provided by the Borrower in its discretion, such indication shall create no obligation on the Borrower to provide any such indication in the future.
(f)Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United State federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain non-public information with respect to the Borrower, the Subsidiaries or its or their securities.
Section 9.02Waivers; Amendments.
(a)No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Issuing Banks or any Lender may have had notice or knowledge of such Default or Event of Default at the time. Notwithstanding the foregoing Borrower and Administrative Agent may, without the consent of the other Lenders, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, omission, typographical error, defect or inconsistency if such amendment, modification or supplement if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.
(b)None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified (other than the Agent Fee Letter, which may be amended in accordance with its terms) except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (and a copy thereof shall be provided to the Administrative Agent) or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, however, that no such waiver, amendment, modification or consent shall: (i) extend or increase the Commitment of any Lender or any Issuing Bank (including amending the definition of “Applicable Percentage”) without the written consent of such Lender or such Issuing Bank, as applicable, (ii) reduce the principal amount of any Loan or Letter of Credit or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby and, in the case of any Letter of Credit, the applicable Issuing Bank, (iii) postpone the scheduled date of payment of the principal amount of any Loan or Letter of Credit, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby and, if applicable, the applicable Issuing Bank; provided, however, that notwithstanding clause (ii) or (iii) of this Section 9.02(b), only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate set forth in Section 2.10(c), (iv) change Section 2.15(b), Section 2.15(c) or any other Section hereof providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the value of the Guaranties provided by the Guarantors, without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Article 8 or Section 9.17 (in each case, as in effect on the Effective Date) (in which case such release may be made by the Administrative Agent acting alone), (vi) (A) release all or substantially all of the Collateral from the Liens of the Security Documents, (B) alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents or (C) contractually subordinate (x) the Liens securing any of the Secured Obligations on all or substantially all of the Collateral (“Existing Liens”) to the Liens securing any other Indebtedness or obligations or (y) any Secured Obligations in contractual right of payment to any other Indebtedness or other obligations (any such other Indebtedness or other obligations, to which such Liens securing any of the Secured Obligations or such Secured Obligations, as applicable, are subordinated “Senior Indebtedness”), in each case without the written consent of each adversely affected Lender (it being understood that any Revolving Commitment Increase and Incremental Term Loans may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents), except (1) in the case of clause (A) to the extent the release of any Collateral is permitted pursuant to Section 9.17 (as in effect on the Effective Date) (in which case such release may be made by the Administrative Agent acting alone) and (2) in the case of clause (C), no such Lender’s consent shall be required pursuant to clause (C) if such Lender is offered a reasonable, bona fide opportunity to participate on a pro rata basis (based on the amount of Secured Obligations that are adversely affected thereby held by such Lender) of the Senior Indebtedness on the same terms (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness and to the extent such adversely affected Lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided, which offer shall remain open to each adversely affected Lender for a period of not less than five Business Days, (vii) change any of the provisions of this Section or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (viii) waive any condition set forth in Section 4.01 (other than as it relates to the payment of fees and expenses of counsel), or, in the case of any Loans made on the Effective Date, Section 4.02, without the written consent of each Lender and each Issuing Bank or (ix) change any of the provisions of Section 7.02 without the written consent of each Lender and each Issuing Bank. Notwithstanding anything to the contrary herein, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Banks hereunder without the prior written consent of the Administrative Agent or the Issuing Banks, as the case may be (it being understood that any change to Sections 2.17 and 2.21 shall require the consent of the Administrative Agent and the Issuing Banks).
(c)Notwithstanding anything herein or in any other Loan Document to the contrary, this Agreement and the Loan Documents may be amended as contemplated by (i) Section 2.18 and Section 2.19 to effect Revolving Commitment Increases or Incremental Term Loans pursuant to a Revolving Commitment Increase Supplement or an Incremental Term Loan Supplement, as applicable, with only the consent of the Administrative Agent, the Borrower, the other Loan Parties and the applicable Increasing Revolving Lenders or Incremental Term Loan Lenders, (ii) Section 2.20 to effect an extension pursuant to an Extension Agreement with only the consent of the Administrative Agent, the Borrower, the other Loan Parties and the Extending Lenders and the New Extending Lenders and (iii) Section 2.11 to implement the changes contemplated thereby.
(d)Notwithstanding anything herein or in any other Loan Document to the contrary, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders or each directly affected Lender, as required, have approved any such amendment or waiver; provided, however, that any such amendment or waiver that would increase or extend the term of the Revolving Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest or fees owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender (other than in connection with the waiver of any obligation of the Borrower to pay interest at the default rate set forth in Section 2.10(c)) or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this paragraph, will require the consent of such Defaulting Lender.
(e)Notwithstanding the foregoing, no Lender’s consent is required to enter into any Intercreditor Agreement, or to effect any amendment, modification or supplement to any Intercreditor Agreement permitted under this Agreement (i) that is for the purpose of adding the holders of Indebtedness permitted hereunder (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor or subordination agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, as determined in the good faith by the Administrative Agent, to the interests of the Lenders) or (ii) that is expressly contemplated by any Intercreditor Agreement or arrangement permitted under this Agreement or (iii) that is otherwise permitted by Section 8.11 hereof; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, as applicable.
Section 9.03Expenses; Indemnity; Damage Waiver.
(a)Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Banks, the Lenders, the Arrangers and their respective Affiliates, including the reasonable and documented fees and disbursements of one primary firm of counsel for the Administrative Agent, the Issuing Banks, the Lenders and the Arrangers, taken as a whole in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that the Borrower’s obligations under this clause (a)(i) solely with respect to the preparation, execution and delivery of the Loan Documents on the Effective Date shall be subject to the limitations provided for in the Commitment Letter, and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Banks, the Arrangers or any Lender, including the reasonable and documented fees, disbursements and other charges of one primary firm of counsel for the Administrative Agent, the Issuing Banks, the Lenders and the Arrangers, taken as a whole (and if necessary, of a single local counsel in each appropriate jurisdiction and, in the case of an actual conflict of interest where the Administrative Agent, the Issuing Banks, any Lender or any Arranger affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another primary firm of counsel for such affected Person (and if necessary, of a single local counsel in each appropriate jurisdiction)), in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 9.03, or in connection with the Loans or Letters of Credit made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)Indemnity. The Borrower shall indemnify the Administrative Agent, the Issuing Banks, the Arrangers and each Lender, and each Related Party, successor or assign of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses, including the reasonable and documented fees, charges and disbursements of a primary firm of counsel for all such Indemnitees (and if necessary, of a single local counsel in each appropriate jurisdiction and, in the case of an actual conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another primary firm of counsel for such affected Indemnitee(s) (and if necessary, of a single local counsel in each appropriate jurisdiction)), incurred by or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective action, suit, inquiry, claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or the Borrower or any Affiliate of the Borrower); provided that such indemnity shall not, as to any Indemnitee, be available, (w) with respect to Taxes and amounts relating thereto (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), (x) to the extent that such losses, claims, damages, liabilities, costs or reasonable and documented out-of-pocket expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) if resulting from a material breach by such Indemnitee or one of its controlled Affiliates of its obligations under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction by final and non-appealable judgment), or (z) if arising from any dispute between and among Indemnitees, to the extent such dispute does not involve an act or omission by the Borrower or its Subsidiaries (as determined by a court of competent jurisdiction by final and non-appealable judgment) other than any proceeding against the Administrative Agent or any Arranger, in each case, acting in such capacity. The Borrower will not be required to indemnify any Indemnitee for any amount paid or payable by such Indemnitee in the settlement of any such indemnified losses, claims, damages, liabilities, costs or reasonable and documented expenses which is entered into by such Indemnitee without Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed). In the case of any proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such proceeding is brought by the Borrower, any of its equity holders or creditors, an Indemnitee or any other Person, or an Indemnitee is otherwise a party thereto.
(c)Limitation of Liability. Without limiting in any way the indemnification obligations of the Borrower pursuant to Section 9.03(b) or of the Lenders pursuant to Section 8.06, to the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against the Administrative Agent, the Issuing Banks, the Arrangers and each Lender, and each Related Party, successor or assign of any of the foregoing Persons (each such Person, a “Lender-Related Person”) and the Borrower and its Subsidiaries, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions or any Loan or Letter of Credit or the use of the proceeds thereof (other than, in the case of the Borrower, in respect of any such damages incurred or paid by an Indemnitee to a third party). No Lender-Related Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Lender-Related Person through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Lender-Related Person or such Lender-Related Person’s Related Parties as determined by a final and non-appealable judgment of a court of competent jurisdiction.
(d)All amounts due under this Section 9.03 shall be payable promptly after written demand therefor and in any case within 10 Business Days following receipt of an invoice and reasonable backup therefor.
Section 9.04Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 9.04(c)), Indemnitees (to the extent provided in

Section 9.03) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)
(i)Subject to the conditions set forth in Section 9.04(b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Revolving Loans at the time owing to it) with the prior written consent of:
(A)the Borrower (not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or if a Specified Event of Default has occurred and is continuing; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(B)the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)the Issuing Banks (such consent not to be unreasonably withheld, conditioned or delayed).
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Revolving Loans and subject to Section 2.16(c), the amount of the Revolving Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or a greater amount that is an integral multiple of $1,000,000), unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material Non-Public Information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;
(E)no such assignment shall be made to (i) any Loan Party nor any Affiliate of a Loan Party, (ii) any Defaulting Lender or any of its subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), or (iii) any natural person; and
(F)in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs; and
(iii)Subject to acceptance and recording thereof pursuant to Section 9.04(b)(v), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 2.14 and Section 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such

Lender of a participation in such rights and obligations in accordance with Section 9.04(d).
(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register.
(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 9.04(b) and any written consent to such assignment required by this Section 9.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, Section 2.15(d) or Section 8.06, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)
(i)Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent or the Issuing Banks, sell participations to one or more banks or other entities (but not to the Borrower or an Affiliate thereof) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Revolving Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement;

provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to Section 9.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b); provided that such Participant agrees to be subject to the provisions of Section 2.16 as if it were an assignee under Section 9.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.
(ii)A Participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to receive a greater payment results from a Change in Law requiring a payment under Section 2.12 that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16(b) with respect to any Participant.
(iii)Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.05Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement, the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default, Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.12, Section 2.13, Section 2.14, Section 2.21(g) and Section 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit, the expiration or termination of the Commitments, the resignation of the Administrative Agent, the replacement of any Lender or any Issuing Bank, the resignation of an Issuing Bank or the termination of this Agreement or any provision hereof.
Section 9.06Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
Section 9.07Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 9.08Right of Setoff. If an Event of Default shall have occurred and be continuing, each Issuing Bank, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by such Issuing Bank, such Lender or such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Issuing Bank or such Lender, irrespective of whether or not such Issuing Bank or such Lender, as applicable, shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Issuing Bank and each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Issuing Bank or such Lender may have. Each Issuing Bank and each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 9.09Governing Law; Jurisdiction; Consent to Service of Process.
(a)THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.
(b)The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan) and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in subsection (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10Waiver Of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES IT JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
Section 9.11Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12Confidentiality.
(a)Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and to not use the Information for any purpose except in connection with the Loan Documents and related matters, and to not disclose the Information; provided that nothing herein shall prevent the Administrative Agent, the Issuing Banks or the Lenders (collectively, the “Credit Parties”) and their respective Affiliates from disclosing any Information (i) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or upon the request or demand of any regulatory authority having jurisdiction over such Person or any of its Affiliates (in which case, such Credit Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (ii) to the extent that such Information becomes publicly available other than by reason of improper disclosure by such Credit Party or any of its Affiliates in violation of any confidentiality obligations owing to the Loan Parties, (iii) to the extent that such information is received by a Credit Party from a third party that is not, to such Credit Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Loan Parties, (iv) to the extent that such information is independently developed by any Credit Party without use of the Information and without violating the terms of this Section 9.12, (v) to each Credit Party’s Affiliates and to its and their respective employees, independent auditors, rating agencies, professional advisors and other experts or agents (“Representatives”) who need to know such Information in connection with this Agreement and the transactions contemplated hereby and who are informed of the confidential nature of such Information (with such Credit Party responsible for its Affiliates compliance with this Section 9.12), (vii) to potential or prospective Lenders, hedge providers, Participants or assignees (which, in the case of Participants or assignees, would be permitted Participants or assignees under Section 9.04), in each case, who agree with or for the express benefit of the Borrower that they shall be bound by the terms of this Section (or language substantially similar and not less protective of the Information than this Section), including via a “click through” or other affirmative action on the part of the potential Participant or assignee to access such Information in accordance with the standard syndication processes of such Credit Party or customary market standards for dissemination of such Information, (viii) to the extent the Borrower shall have consented to such disclosure in writing, (ix) to in connection with the exercise of any remedy or enforcement of any right under the Loan Documents or any suit, action or proceeding relating to any Loan Document and (x) for purposes of establishing a “due diligence” defense. In addition, the Administrative Agent, the Issuing Banks and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the Issuing Banks and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Loans. For the purposes of this Section 9.12, “Information” means all memoranda or other information received from or on behalf of the Borrower, in connection with the Loan Documents and the facilities under the Loan Documents, relating to the Borrower or its business; provided that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)EACH ISSUING BANK AND EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(A) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN

ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH ISSUING BANK AND EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 9.13Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 9.14No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent, the Issuing Banks, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person and (ii) neither the Administrative Agent, any Issuing Bank, any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Issuing Banks, each Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Issuing Bank, any Arranger or any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. The Borrower, on behalf of itself and each of its Subsidiaries and Affiliates, agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any Issuing Bank, any Arranger or any Lender, on the one hand, and the Borrower, any of its Subsidiaries, or their respective equity holders or Affiliates, on the other.
Section 9.15Electronic Execution of Assignments and Certain Other Documents. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, each party hereto shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of such other party hereto without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each of the parties hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) each party hereto may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person or the Loan Parties and their Affiliates for any Liabilities arising solely from a party’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of a party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 9.16USA PATRIOT Act. Each Lender, each Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each Guarantor that, pursuant to the requirements of the USA PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender, such Issuing Bank or the Administrative Agent, as applicable, to identify the Borrower and each Guarantor in accordance with the USA PATRIOT Act. The Borrower and each Guarantor shall, promptly following a request by the Administrative Agent, any Issuing Bank or any Lender, provide all documentation and other information that the Administrative Agent, any Issuing Bank or such Lender, as applicable, requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
Section 9.17Release of Guarantors; Release of Collateral.
(a)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (and each such Lender hereby expressly consents) (without requirement of notice to or consent of any Lender except as expressly required by Section 9.02), and the Administrative Agent hereby agrees with the Borrower, to take any action reasonably requested by the Borrower to effect the release of any Collateral from the Lien created by the Security Documents or any Guarantor from its guaranty under the Guarantee and Collateral Agreement (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.02 including, in each case, any sale, transfer or other disposition of any Collateral or Guarantor (other than to the Borrower or a Guarantor), (ii) to the extent any such release is permitted at such time pursuant to the Guarantee and Collateral Agreement (including in connection with the grant of a Permitted Lien), (iii) as required by the terms of any Intercreditor Agreement, (iv) to the extent any Collateral becomes Excluded Collateral (including, but not limited to, release of Pledged Equity (as defined in the Guarantee and Collateral Agreement) upon the transfer of such Pledged Equity that is permitted hereunder or by any Security Document (other than a transfer to a Loan Party) or (v) under the circumstances described in paragraphs (b) or (c) below (and, upon the consummation of any such transaction in preceding clause (i), (ii), (iii), (iv) or (v), such Collateral shall be transferred free and clear of all Liens under the Security Documents and/or such Guarantor shall be released from its obligations under its Guarantee and Collateral Agreement); provided that in the case of any sale, transfer or other disposition (in a single transaction or in a series of related transactions) of all or substantially all of the Intellectual Property (as defined in the Guarantee and Collateral Agreement) to any Subsidiary that is not a Guarantor, the Administrative Agent shall be required to take any action requested by the Borrower to effect the release of Intellectual Property constituting Collateral if and only if each of the following additional conditions are satisfied: (x) no Default or Event of Default has occurred and is continuing immediately prior to or after giving effect to such transaction(s), and (y) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that (1) such sale, transfer or other disposition is permitted under this Agreement and the other Loan Documents and the Borrower has determined that such sale, transfer or other disposition is necessary or desirable in connection with a reorganization, restructuring, optimization or other similar event/action in furtherance of the business interests of the Borrower and its Restricted Subsidiaries, taken as a whole, (2) each transferee in such transaction or series of transactions is a Restricted Subsidiary (or will be designated as such concurrently with the consummation of such transaction or series of transactions), and (3) the Borrower has received or will receive consideration for such Intellectual Property that constitutes fair market value of such Intellectual Property as determined by the Borrower in a commercially reasonable manner (which consideration may be in the form of an intercompany note or Equity Interests issued by such Subsidiary).
(b)At such time as the Obligations shall have been paid in full (other than contingent indemnification obligations not yet accrued and payable), each of the Guaranties shall be terminated and the Collateral shall be released from the Liens created by the Security Documents with respect to the Loans, and the Security Documents and all obligations with respect to the Loans (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
(c)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Lenders hereby agree, and the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.02), to (i) take any action required by the Borrower having the effect of releasing a Guarantor from its guaranty under the Guarantee and Collateral Agreement and as a Grantor under and as defined in the Security Documents if (A) all or substantially all of the assets of such Guarantor have been sold or otherwise disposed of (including by way of merger or consolidation) to a Person that is not a Borrower or a Guarantor, (B) such Guarantor has been liquidated or dissolved or (C) such Guarantor becomes an Immaterial Subsidiary (and the Borrower has provided notice thereof to the Administrative Agent), in each case to the extent not prohibited by any Loan Document and (ii) enter into non-disturbance and similar agreements in connection with the licensing of intellectual property not prohibited by this Agreement.
(d)In connection with any release of Collateral of the type described above in clause (a) or (c) or any other transaction involving Collateral which transaction is not prohibited by the Loan Documents, notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (and each such Lender hereby expressly consents) (without requirement of notice to or consent of any Lender except as expressly required by Section 9.02) to take any action with respect to the Collateral and the applicable Guarantor requested by the Borrower to the extent necessary to evidence such release or other transaction, including, executing agreements (including with third parties) with respect to any Collateral and the applicable Guarantor, upon the delivery to the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower stating that such action and the release of the Collateral or other transaction, as applicable, is permitted by this Agreement and each Loan Document applicable thereto.
Section 9.18Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 9.19Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 9.20Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent, any Issuing Bank or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, such Issuing Bank or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, any Issuing Bank or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, such Issuing Bank or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such Currency, the Administrative Agent, such Issuing Bank or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
LYFT, INC.
By:    /s/ Janet Duncan
Name: Janet Duncan
Title: Vice President, Treasurer

JPMORGAN CHASE BANK, N.A.
as Administrative Agent, as a Lender and as an Issuing Bank
By: /s/ Richard Ong Pho
Name: Richard Ong Pho
Title: Executive Director

JEFFERIES FINANCE LLC,
as a Lender
By: /s/ Brian Buove
Name: Brian Buove
Title: Managing Director

KEYBANK NATIONAL ASSOCIATION,
as a Lender and as an Issuing Bank
By: /s/ Geoff Smith
Name: Geoff Smith
Title: Senior Vice President

ROYAL BANK OF CANADA,
as a Lender and as an Issuing Bank
By: /s/ Theodore Brown
Name: Theodore Brown
Title: Authorized Signatory

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as a Lender and as an Issuing Bank
By: /s/ Jon Colquhoun
Name: Jon Colquhoun
Title: Managing Director

BANK OF THE WEST,
as a Lender and as an Issuing Bank
By: /s/ Scott Bruni
Name: Scott Bruni
Title: Director

BANK OF AMERICA, N.A.,
as a Lender and as an Issuing Bank
By: /s/ Marie F. Harrison
Name: Marie F. Harrison
Title: Director

GOLDMAN SACHS LENDING PARTNERS LLC,
as a Lender and as an Issuing Bank
By: /s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory